EXHIBIT 99.3

RESTATED ITEM 15 (A) (1). FINANCIAL STATEMENTS OF KROLL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Kroll Inc.:

We have audited the accompanying consolidated balance sheets of Kroll Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective on January 1, 2002.

As discussed in Note 25, the accompanying December 31, 2002 consolidated balance sheet, and the consolidated statements of cash flows and stockholders’ equity for each of the two years in the period ended December 31, 2002, have been restated to adjust Kroll’s accounting for database costs.

As discussed in Note 2, the Company restated its segment data and related disclosures as a result of the integration of its Security Services Segment into its Consulting Services Segment, effective January 1, 2004.

/s/ Deloitte & Touche LLP

New York, New York
March 12, 2004 (May 28, 2004 as to Notes 2, 8, 10, 17, 22 and 26)

KROLL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2003	2002
		As Restated
		(see Note 25)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,835	$77,317
Trade accounts receivable, net of allowance for doubtful accounts of $6,435 and $6,875 at December 31, 2003 and 2002, respectively (Note 9)	71,640	48,661
Unbilled revenues	38,322	29,921
Related party receivables (Note 13)	155	720
Deferred tax assets (Note 15)	2,087	5,304
Assets of discontinued operations (Note 6)	169	9,399
Prepaid expenses and other current assets	10,862	7,908

Total current assets	146,070	179,230

PROPERTY, PLANT AND EQUIPMENT, at cost (Note 3):
Land	394	194
Buildings	2,096	2,092
Leasehold improvements	16,092	12,420
Furniture and fixtures	9,723	7,409
Equipment	52,776	38,268

	81,081	60,383
Less: accumulated depreciation and amortization	(43,239)	(33,190)

	37,842	27,193

GOODWILL (Notes 3 and 10)	376,988	292,095
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $13,466 and $5,599 at December 31, 2003 and 2002, respectively (Note 10)	95,488	25,195
OTHER ASSETS (Note 11)	23,221	5,705

Total Assets	$679,609	$529,418

KROLL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2003	2002
		As Restated
		(see Note 25)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving lines of credit (Note 12)	$2,929	$4,209
Current portion of long-term debt (Note 16)	4,328	73
Trade accounts payable	18,354	10,529
Related party payables (Note 13)	606	2,253
Accrued payroll and related benefits	29,683	9,422
Other accrued liabilities (Note 14)	13,868	10,873
Income taxes payable	13,245	2,448
Liabilities of discontinued operations (Note 6)	250	857
Deferred revenue	13,891	14,488

Total current liabilities	97,154	55,152
DEFERRED INCOME TAXES (Note 15)	7,718	2,051
CONVERTIBLE NOTES, net of unamortized discount of $7,695 and $9,599 at December 31, 2003 and 2002, respectively (Note 16)	22,305	20,401
LONG-TERM DEBT, net of current portion (Note 16)	3,608	18
OTHER LONG-TERM LIABILITIES	1,981	1,786

Total liabilities	132,766	79,408

COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDERS’ EQUITY (Notes 18 and 19):
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 41,916,288 and 36,994,758 shares issued at December 31, 2003 and 2002, respectively	419	370
Common shares to be issued for acquisition (Note 5)	16,250	55,280
Additional paid-in-capital	557,668	456,843
Accumulated deficit	(20,595)	(58,487)
Accumulated other comprehensive income (loss)	565	(3,952)
Treasury stock, at cost, 250,300 shares at December 31, 2003, none at December 31, 2002	(6,441)	—
Deferred compensation	(1,023)	(44)

Total stockholders’ equity	546,843	450,010

Total liabilities and stockholders’ equity	$679,609	$529,418

The accompanying notes are an integral part of these consolidated financial statements.

KROLL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands, except per share amounts)

	2003	2002	2001
NET SALES	$485,476	$284,248	$201,058
COST OF SALES	224,921	145,058	120,727

Gross profit	260,555	139,190	80,331

OPERATING EXPENSES:
Selling and marketing	44,514	26,720	18,017
General and administrative	109,342	72,198	60,007
Research and development	12,124	5,845	—
Amortization of other intangible assets	8,803	2,495	489
Restructuring expenses (Note 8)	5,794	—	2,726
Loss on sale of business unit (Note 8)	—	102	528
Failed financing costs (Note 8)	—	—	1,043
Impairment of assets (Note 8)	—	—	807
Failed separation costs (Note 8)	—	—	607

Operating expenses	180,577	107,360	84,224

Operating income (loss)	79,978	31,830	(3,893)
OTHER INCOME (EXPENSE):
Interest expense	(4,682)	(4,436)	(4,375)
Interest income	669	515	127
Other (Notes 7, 12 and 16)	180	(4,351)	(782)

Income (loss) before provision for income taxes	76,145	23,558	(8,923)
Provision for income taxes (Note 15)	29,943	7,067	2,209

Income (loss) from continuing operations	46,202	16,491	(11,132)
Discontinued Operations (Note 6):
Loss from video surveillance subsidiary, net of taxes	(8,310)	(191)	(603)
Income (loss) from security products and services group, net of taxes	—	81	(7,541)
Loss from voice and data communications group, net of taxes	—	—	(2,111)

Net income (loss)	$37,892	$16,381	$(21,387)

BASIC PER SHARE DATA (Note 4):
Income (loss) from continuing operations	$1.13	$0.56	$(0.50)

Net income (loss) per share	$0.93	$0.56	$(0.95)

Weighted average shares outstanding	40,820	29,448	22,479

DILUTED PER SHARE DATA (Note 4):
Income (loss) from continuing operations	$1.09	$0.54	$(0.50)

Net income (loss) per share	$0.90	$0.54	$(0.95)

Weighted average shares outstanding	42,223	30,542	22,479

The accompanying notes are an integral part of these consolidated financial statements.

KROLL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	2003	2002	2001
		As Restated (see Note 25)
OPERATING ACTIVITIES:
Net income (loss)	$37,892	$16,381	$(21,387)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations, net of taxes (Note 6)	8,310	110	10,255
Bad debt expense (Note 9)	7,118	3,934	5,879
Depreciation and amortization (Notes 3 and 10)	19,601	9,813	8,709
Non-cash compensation expense	863	—	337
Non-cash interest expense	2,383	1,934	401
Loss on extinguishments of debt (Notes 12 and 16)	85	4,453	344
Loss on sale of business unit (Note 8)	—	102	528
Loss on impairment of assets (Note 8)	—	—	807
Non-cash gain from investments	—	—	(143)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Trade accounts receivables and unbilled revenues	(19,516)	(3,551)	(8,227)
Prepaid expenses and other current assets	1,742	(2,139)	1,498
Trade accounts payable	(5,507)	50	(2,027)
Amounts due to/from related parties	1,235	(6,236)	(2,038)
Accrued liabilities	15,597	(3,174)	3,380
Income taxes payable	9,814	5,493	14
Deferred revenue	(945)	5,027	352
Deferred income taxes	7,528	(3,453)	(567)
Other long-term assets and liabilities	(3,102)	(777)	880

Net cash provided by (used in) operating activities	83,098	27,967	(1,005)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(14,134)	(6,055)	(3,400)
Additions to other intangible assets	—	—	(834)
Gain (loss) on the retirement of assets	152	(2,193)	(32)
Acquisitions, net of cash acquired (Note 5)	(109,094)	(77,752)	—
Sales of marketable securities, net	—	5,594	—
Other investments	(17,333)	(355)	(84)

Net cash used in investing activities	(140,409)	(80,761)	(4,350)

FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving lines of credit	(3,375)	749	(36,649)
Proceeds from issuance of long-term debt	—	75,000	30,000
Payments of long-term debt	(1,897)	(75,797)	(35,326)
Proceeds from exercise of stock options and warrants	8,344	8,545	2,569
Proceeds from issuance of common stock in connection with public offering	—	110,568	—
Purchase of treasury stock	(6,441)	—	—
Proceeds from issuance of common stock under Employee Stock Purchase Plan	2,581	—	—
Other	2,284	(265)	(2,292)

Net cash provided by (used in) financing activities	1,496	118,800	(41,698)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(55,815)	66,006	(47,053)
Effects of foreign currency exchange rates on cash and cash equivalents	859	(87)	(325)
Net cash provided by (used in) discontinued operations	474	(87)	52,586
CASH AND CASH EQUIVALENTS, beginning of year	77,317	11,485	6,277

CASH AND CASH EQUIVALENTS, end of year	$22,835	$77,317	$11,485

The accompanying notes are an integral part of these consolidated financial statements.

KROLL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2001, 2002 and 2003
(dollars in thousands)

			Common
	Common Stock		Stock to be Issued for	Additional Paid-in-	Accumulated
	Shares	Amount	Acquisition	Capital	Deficit
					As Restated
					(see Note 25)
BALANCE, January 1, 2001	22,414,697	$224	$—	$169,467	$(53,481)
Comprehensive Loss:
Net loss	—	—	—	—	(21,387)
Reversal of foreign currency translation from the sale of SPSG, net of taxes of $2,538	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—
Exercise of employee stock options and warrants	379,174	4	—	2,565	—
Amortization of restricted stock	—	—	—	—	—
Discount to market of senior subordinated convertible notes (Note 16)	—	—	—	11,389	—

BALANCE, December 31, 2001	22,793,871	228	—	183,421	(74,868)
Comprehensive Income:
Net income	—	—	—	—	16,381
Foreign currency translation adjustment	—	—	—	—	—
Total comprehensive income	—	—	—	—	—
Exercise of employee stock options	1,022,977	10	—	8,535	—
Tax benefit from exercise of employee stock options	—	—	—	4,432	—
Issuance of restricted stock	2,500	—	—	—	—
Issuance of common stock and stock options in connection with the acquisition of Ontrack (Note 5)	6,850,410	69	—	149,950	—
Issuance of common stock in connection with public offering (Note 18)	6,325,000	63	—	110,505	—
Common stock to be issued in connection with the acquisition of Zolfo Cooper (Note 5)	—	—	55,280	—	—

BALANCE, December 31, 2002	36,994,758	370	55,280	456,843	(58,487)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated
	Other Comprehensive	Treasury Stock		Deferred
	Income (Loss)	Shares	Amount	Compensation	Total
					As Restated
					(see Note 25)
BALANCE, January 1, 2001	$(6,349)	—	$—	$(337)	$109,524
Comprehensive Loss:
Net loss	—	—	—	—
Reversal of foreign currency translation from the sale of SPSG, net of taxes of $2,538	4,140	—	—	—
Foreign currency translation adjustment	(2,336)	—	—	—
Total comprehensive loss	—	—	—	—	(19,583)
Exercise of employee stock options and warrants	—	—	—	—	2,569
Amortization of restricted stock	—	—	—	337	337
Discount to market of senior subordinated convertible notes (Note 16)	—	—	—	—	11,389

BALANCE, December 31, 2001	(4,545)	—	—	—	104,236
Comprehensive Income:
Net income	—	—	—	—
Foreign currency translation adjustment	593	—	—	—
Total comprehensive income	—	—	—	—	16,974
Exercise of employee stock options	—	—	—	—	8,545
Tax benefit from exercise of employee stock options	—	—	—	—	4,432
Issuance of restricted stock	—	—	—	(44)	(44)
Issuance of common stock and stock options in connection with the acquisition of Ontrack (Note 5)	—	—	—	—	150,019
Issuance of common stock in connection with public offering (Note 18)	—	—	—	—	110,568
Common stock to be issued in connection with the acquisition of Zolfo Cooper (Note 5)	—	—	—	—	55,280

BALANCE, December 31, 2002	(3,952)	—	—	(44)	450,010

KROLL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
For the Years Ended December 31, 2001, 2002 and 2003
(dollars in thousands)

			Common
	Common Stock		Stock to be Issued for	Additional Paid-in-	Accumulated
	Shares	Amount	Acquisition	Capital	Deficit
					As Restated
					(see Note 25)
BALANCE, January 1, 2003	36,994,758	$370	$55,280	$456,843	$(58,487)
Comprehensive Income:
Net income	—	—	—	—	37,892
Foreign currency translation adjustment	—	—	—	—	—
Total comprehensive income	—	—	—	—	—
Exercise of employee stock options	848,411	8	—	8,336	—
Tax benefit from exercise of employee stock options	—	—	—	4,072	—
Issuance of restricted stock	82,854	1	—	1,841	—
Amortization of restricted stock	—	—	—	—	—
Issuance of common stock – Employee Stock Purchase Plan (“ESPP”)	155,554	2	—	2,579	—
Issuance of common stock and stock options in connection with the acquisition of Factual Data (Note 5)	934,712	9	—	28,838	—
Issuance of common stock in connection with the acquisition of Zolfo Cooper (Note 5)	2,899,999	29	(55,280)	55,251	—
Additional shares of common stock to be issued in connection with the acquisition of Zolfo Cooper (Note 5)	—	—	16,250	—	—
Purchase of treasury stock	—	—	—	—	—
Stock issuance costs	—	—	—	(92)	—

BALANCE, December 31, 2003	41,916,288	$419	$16,250	$557,668	$(20,595)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated
	Other Comprehensive	Treasury Stock		Deferred
	Income (Loss)	Shares	Amount	Compensation	Total
					As Restated
					(see Note 25)
BALANCE, January 1, 2003	$(3,952)	—	$—	$(44)	$450,010
Comprehensive Income:
Net income	—	—	—	—
Foreign currency translation adjustment	4,517	—	—	—
Total comprehensive income	—	—	—	—	42,409
Exercise of employee stock options	—	—	—	—	8,344
Tax benefit from exercise of employee stock options	—	—	—	—	4,072
Issuance of restricted stock	—	—	—	(1,842)	—
Amortization of restricted stock	—	—	—	863	863
Issuance of common stock – Employee Stock Purchase Plan (“ESPP”)	—	—	—	—	2,581
Issuance of common stock and stock options in connection with the acquisition of Factual Data (Note 5)	—	—	—	—	28,847
Issuance of common stock in connection with the acquisition of Zolfo Cooper (Note 5)	—	—	—	—	—
Additional shares of common stock to be issued in connection with the acquisition of Zolfo Cooper (Note 5)	—	—	—	—	16,250
Purchase of treasury stock	—	(250,300)	(6,441)	—	(6,441)
Stock issuance costs	—	—	—	—	(92)

BALANCE, December 31, 2003	$565	(250,300)	$(6,441)	$(1,023)	$546,843

The accompanying notes are an integral part of these consolidated financial statements.

KROLL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2003, 2002 and 2001

1. Nature of Operations

     Kroll Inc. (“Kroll”) is a leading global provider of complementary risk consulting services. Kroll assists businesses, governments and individuals throughout the world in preventing, mitigating and responding to risk through an integrated suite of services. Effective January 1, 2004, Kroll integrated its Security Services business group into its Consulting Services business group, resulting in the following four business groups: Corporate Advisory and Restructuring Services, Consulting Services, Technology Services and Background Screening Services. Kroll’s four business groups enable Kroll to provide its clients with comprehensive, single source, risk consulting services as follows: (1) Corporate Advisory and Restructuring Services, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services; (2) Consulting Services, which provides business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, intellectual property and infringement investigations, security architecture and design, corporate security consulting, emergency management and environmental services and protective services, operations and training; (3) Technology Services, which provides electronic discovery, data recovery and computer forensics services, along with related software solutions; and (4) Background Screening Services, which provides employee and vendor background investigations, credit screening and substance abuse testing.

     Kroll consummated a number of acquisitions and dispositions within the periods presented in the accompanying consolidated financial statements. Financial information regarding Kroll’s acquisitions is discussed in Note 5. Financial information regarding Kroll’s dispositions is discussed in Notes 6 and 7.

2. Basis of Presentation

     The consolidated financial statements include the historical consolidated financial statements of Kroll and the businesses it has acquired, since their respective dates of acquisition. All material intercompany accounts and transactions are eliminated in consolidation. Investments in 20% to 50% owned entities are accounted for using the equity method. Investments in less than 20% owned entities are accounted for under the cost method.

     In presenting the consolidated financial statements, management makes estimates and assumptions that affect the amounts reported and related disclosures. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

     As a result of the integration of the Security Services segment into the Consulting Services segment effective January 1, 2004, Kroll restated its segment data and related disclosures throughout the Notes to Consolidated Financial Statements.

     Certain reclassifications have been made to prior period amounts to conform to the current year presentation.

3. Summary of Significant Accounting Policies

     Business Combinations

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” which addresses financial accounting and reporting for business combinations, including goodwill and other intangible assets acquired at acquisition. SFAS No. 141 requires all business combinations in the scope of the statement to be accounted for using one method, the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

     Cash and Cash Equivalents

     Cash equivalents consist of all highly liquid investments with an initial maturity of three months or less at the date of purchase. Kroll invests excess cash primarily in money market funds. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     Concentrations of Credit Risk

     Financial instruments that subject Kroll to credit risk consist principally of trade receivables. The number of clients that comprise Kroll’s client base, along with the different industries and geographic regions in which Kroll’s clients operate, limits concentrations of credit risk with respect to accounts receivable. Kroll does not generally require collateral or other security to support client receivables, although Kroll does require retainers, up-front deposits or irrevocable letters-of-credit in some situations. Kroll has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Kroll has also established an allowance for its unbilled revenues based on similar criteria used for its trade receivables. Management believes that such allowance is adequate and does not anticipate incurring any significant losses on its trade receivables in excess of established allowances.

     Property, Plant and Equipment

     Property, plant and equipment is stated at cost with the exception of capitalized leases which are recorded at present value. Improvements are capitalized, while repairs and maintenance costs are charged to operations as incurred. Depreciation is computed utilizing the straight-line method over the estimated useful lives of the related assets. The estimated useful lives used are as follows: buildings, ten to thirty-one and one-half years; leasehold improvements, lesser of useful life or life of lease; furniture and fixtures, three to ten years; and equipment, one and one-half to ten years.

     Furniture and fixtures, net and equipment, net include capitalized lease costs of $370,234 and $209,720, respectively, at December 31, 2003.

     Depreciation of property, plant and equipment for the years ended December 31, 2003, 2002 and 2001 was $10,798,045, $7,318,494 and $5,674,939, respectively.

     Goodwill and Other Intangible Assets

     On January 1, 2002, Kroll adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 established accounting and reporting standards for goodwill and other intangible assets that are acquired individually or with a group of other assets. SFAS No. 142 also established accounting and reporting standards for goodwill and other intangible assets subsequent to their date of acquisition. In connection with the adoption of this standard, Kroll ceased amortizing goodwill and any indefinite-lived intangible assets beginning January 1, 2002. Prior to the adoption of SFAS No. 142, goodwill was amortized on a straight-line basis over periods ranging from 12 to 40 years. Amortization of goodwill was $2.1 million during 2001. See Note 10 for the pro forma effect on 2001 had the non-amortization provisions of SFAS No. 142 been applied to that year.

     In connection with the implementation of SFAS No. 142, Kroll was required to assess goodwill and any indefinite-lived intangible assets for impairment. It was determined that there was no impairment of goodwill and indefinite-lived intangible assets at January 1, 2002. Additionally, pursuant to SFAS No. 142, Kroll is required to assess its goodwill and indefinite-lived intangible assets for impairment annually or more frequently if circumstances indicate impairment may have occurred. In connection with Kroll’s annual impairment tests during the third quarter of 2003, it was determined that such assets were not impaired.

     Intangible assets with finite useful lives, which primarily consist of customer lists, customer relationships, internally-developed software, franchise and license agreements, trademarks and non-compete agreements, continue to be amortized on a straight-line basis. Customer lists and customer relationships are amortized over periods ranging from four to fifteen years. Internally developed software, primarily recorded as part of Kroll’s acquisitions of Ontrack Data International, Inc. and Factual Data Corp., are amortized over periods ranging from seven to ten years. Franchise and license agreements are amortized over periods ranging from five to eight years and trademarks are amortized over periods ranging from three to twenty-five years. Non-compete agreements are amortized over the lives of the respective agreements, which range from three to seven and one-half years.

     Impairment of Long-Lived Assets

     On January 1, 2002, Kroll adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS No. 144 retained the impairment recognition and measurement provisions of SFAS No. 121 for all long-lived assets to be held and used other than goodwill and indefinite-lived intangible assets, which are now covered by SFAS No. 142. SFAS No. 144 also requires that long-lived assets held for sale, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell. As of December 31, 2003 and 2002, there has been no impairment in the carrying amount of Kroll’s long-lived assets.

     Kroll evaluates the recoverability of its long-lived assets, including goodwill and indefinite-lived intangible assets for periods before January 1, 2002, whenever events or changes in circumstances indicate the carrying amount of a long-lived asset may not be recoverable. An impairment loss is recognized whenever the carrying amount of a long-lived asset exceeds the expected future cash flows, on an undiscounted basis, to be generated from the asset, including eventual disposition. An impairment loss would be measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

     Foreign Currency Translation and Transactions

     Assets and liabilities of foreign operations are translated using year-end exchange rates. Revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in accumulated other comprehensive income (loss).

     Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions and are recorded within the statement of operations. Amounts receivable or payable in foreign currencies, other than the subsidiary’s local currency, are translated at the rates of exchange prevailing at the balance sheet date.

     Revenue Recognition

     Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from standard hourly rate engagements is recognized as hours are incurred and revenue from standard daily rate arrangements is recognized at amounts represented by the agreed-upon billing amounts as incurred. Revenue related to fixed price arrangements are recognized based upon the achievement of certain milestones or progress points within the project plan. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Software revenue is recognized when shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Software revenue is stated net of estimated customer returns and allowances. Kroll recognizes contingent fees as earned, i.e., upon satisfaction of all conditions to their payment.

     Advertising

     Kroll expenses the cost of advertising as incurred. Advertising expense for the years ended December 31, 2003, 2002 and 2001 was approximately $2,986,000, $2,146,000 and $426,000, respectively.

     Research and Development

     Expenditures for research and software development costs are expensed as incurred. Such costs related to the development of software products are required to be expensed until the point that technological feasibility and proven marketability of the product under development are established.

     Issuances of Stock by Subsidiaries

     Kroll has adopted income statement recognition as its accounting policy for recognizing any gains and losses on issuances of stock by its subsidiaries.

     Derivative Financial Instruments

     Effective January 1, 2001, Kroll adopted SFAS No. 133, “Accounting for Derivative Financial Instruments and Hedging Activities,” as amended. SFAS No. 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative.

     Kroll used foreign currency exchange contracts during 2001 to hedge its exposure to movements in foreign currency exchange rates. Kroll accounted for those contracts as hedges and therefore the transition adjustment on January 1, 2001 was not material as the carrying value of those contracts prior to the adoption of SFAS No. 133 approximated their fair value at the adoption date. In November 2001, Kroll sold its four remaining foreign currency hedge contracts with notional amounts aggregating $3.2 million, resulting in a net gain of approximately $65,000. Through December 31, 2003, Kroll had not since used hedging or derivative instruments and did not hold or issue derivative financial instruments for trading purposes. In connection with the issuance of its 1.75% convertible subordinated notes due 2014 on January 2, 2004, discussed in Note 26, Kroll will be required to mark to market an embedded interest rate derivative instrument contained within these notes. Any increase or decrease in the derivative instrument will be recorded as an adjustment to interest expense in Kroll’s Consolidated Statement of Operations.

     Stock-Based Compensation

     As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123,” Kroll accounts for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. Accordingly, compensation expense is recognized based on the difference, if any, between the fair market value of the stock option award on the date of grant and the option exercise price. SFAS No. 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. However, SFAS No. 123, as amended by SFAS No. 148 during 2002, allows an entity to continue to measure compensation cost using the principles of APB Opinion No. 25 only if certain pro forma disclosures are made. With respect to restricted stock awards, the market value at date of grant of the shares of restricted stock issued is recorded as compensation expense over the period of restriction.

     Under APB Opinion No. 25, no stock-based employee compensation expense relating to Kroll’s stock option plans was reflected in net income (loss), as all options granted under its plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The following table illustrates the effect on net income (loss) and net income (loss) per share if Kroll had applied the fair value recognition provisions of SFAS No. 123 to employee stock option awards (in thousands, except per share amounts).

	Years Ended December 31,
	2003	2002	2001
Net income (loss) as reported	$37,892	$16,381	$(21,387)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(8,893)	(6,061)	(3,477)

Pro forma net income (loss)	$28,999	$10,320	$(24,864)

Net Income (Loss) Per Share:
Basic
As reported	$0.93	$0.56	$(0.95)

Pro forma	$0.71	$0.35	$(1.11)

Diluted
As reported	$0.90	$0.54	$(0.95)

Pro forma	$0.69	$0.34	$(1.11)

     Detailed information regarding Kroll’s stock plans and the assumptions used in the fair value based method set forth in the table above can be found in Note 19.

     Recent Accounting Pronouncements

     Kroll adopted several other accounting pronouncements that contained provisions that became effective during 2003 and 2002. Except as noted, none of the pronouncements had a material impact on Kroll’s consolidated results of operations or financial position. They are as follows:

•	SFAS No. 143, “Accounting for Asset Retirement Obligations;”

•	SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections;”

•	SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities;”

•	SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123;”

•	SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities;”

•	SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity;”

•	SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statements No. 87, 88, and 106;”

•	FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements Nos. 5, 57, and 107, and Rescission of FASB Interpretation No. 34;” and

•	FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities – an Interpretation of ARB No. 51.”

     In connection with the adoption of SFAS No. 145, Kroll had reclassified to continuing operations losses it incurred on the extinguishment of debt of $4.5 million and $0.5 million for the years ended December 31, 2002 and 2001, respectively. Such losses had been recorded as an Extraordinary Item in the Consolidated Statements of Operations.

4. Earnings Per Share

     Pursuant to the provisions of SFAS No. 128 “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period, excluding restricted stock. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents represent shares issuable upon the assumed exercise of stock options and warrants and the assumed issuance of non-vested stock and shares under contingent stock agreements.

     Basic and diluted earnings per share were as follows:

	Years Ended December 31,
	2003	2002	2001
Basic
Income (loss) from continuing operations	$1.13	$0.56	$(0.50)
Income (loss) from discontinued operations	(0.20)	—	(0.45)

Net income (loss)	$0.93	$0.56	$(0.95)

Diluted
Income (loss) from continuing operations	$1.09	$0.54	$(0.50)
Income (loss) from discontinued operations	(0.19)	—	(0.45)

Net income (loss)	$0.90	$0.54	$(0.95)

     Basic and diluted weighted average shares outstanding were as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Weighted Average Shares Outstanding:
Basic	40,820	29,448	22,479
Stock options, non-vested shares and contingent stock agreements	1,403	1,094	—

Diluted	42,223	30,542	22,479

     At December 31, 2003, there were 1,932,247 options outstanding to purchase an equivalent number of shares of common stock of Kroll at a range of $23.73 to $26.94 per option that were not included in the shares in the above table because the options’ exercise prices were greater than the average market price of the common shares.

     At December 31, 2002, there were 9,526 warrants and 1,679,581 options outstanding to purchase an equivalent number of shares of common stock of Kroll at a range of $19.52 to $25.69 per warrant and a range of

$20.17 to $22.19 per option that were not included in the shares in the above table because the warrants’ and options’ exercise prices were greater than the average market price of the common stock.

     At December 31, 2001, there were 9,526 warrants and 707,439 options outstanding to purchase an equivalent number of shares of common stock of Kroll at a range of $19.52 to $25.69 per warrant and a range of $9.00 to $30.75 per option that were not included in the shares in the above table because the warrants’ and options’ exercise prices were greater than the average market price of the common stock.

     Also excluded from the above tables is the potential conversion of Kroll’s $30.0 million 6% Convertible Notes into 2,777,777 shares of Kroll common stock, as it was determined that such conversion would have an anti-dilutive effect on the earnings per share calculation.

5. Acquisitions

     Kroll has completed a number of acquisitions in the periods presented. These transactions were accounted for as purchase business combinations, whereby the results of operations of the acquired businesses are included in the consolidated financial statements from the respective dates of acquisition.

     2003 Acquisitions

     Factual Data

     On June 23, 2003, Kroll entered into an agreement to acquire all of the outstanding shares of Factual Data Corp. (“Factual Data”). The acquisition was consummated on August 21, 2003. Factual Data is a provider of customized information services to businesses across the United States that assist them in making decisions regarding whether to make a mortgage or other loan, offer employment, accept new tenants or enter into a business relationship. Its results of operations are included within the Background Screening Services segment subsequent to the date of acquisition.

     Kroll paid $87.4 million in cash and issued 934,712 shares of its common stock in exchange for the shares of Factual Data outstanding at closing. In addition, Kroll assumed Factual Data’s existing stock option plans, resulting in the conversion of Factual Data stock options outstanding at closing into options to acquire 445,904 shares of Kroll common stock.

     The total purchase price, based on the number of Factual Data shares outstanding at closing, transaction costs and expenses and the fair value of employee stock options assumed by Kroll, was approximately $119 million. The value assigned to the number of shares of Kroll common stock issued in connection with the acquisition of Factual Data was based on the average market price of Kroll common stock on August 12, 2003 and the two days before and after such date. The measurement date was the date the volume-weighted average trading price of Kroll’s common stock was less than the lowest end of the purchase price collar described in the acquisition agreement.

     The following table sets forth the components of the total purchase price (in thousands):

Cash	$87,415
Value of common stock issued	21,087
Value of options assumed	7,760
Transaction costs and expenses	2,704

Total purchase price	$118,966

     The following table sets forth the preliminary allocation of the fair value of identifiable net assets of Factual Data acquired and acquisition goodwill based on independent appraisals and management’s estimates. Such estimate of fair value could change based on the completion of Kroll’s evaluation of the assets and liabilities of Factual Data, including finalization of an independent appraisal of the assets acquired (in thousands).

Assets Acquired:
Current assets	$22,786
Property, plant and equipment	5,735
Goodwill	68,395
Other intangible assets	50,600
Other assets	140

147,656
Less Liabilities:
Current liabilities	19,348
Long-term debt, including capitalized lease obligations	3,790
Deferred income taxes	5,552

Total identifiable net assets acquired and acquisition goodwill	$118,966

     The goodwill recorded by Kroll in this transaction is not deductible for federal income tax purposes.

     The amount assigned to other intangible assets consisted of the following (in thousands):

		Weighted Average
	Fair Value	Amortization Period
Amortizable:
Customer relationships	$27,200	15 years
Franchise and license agreements	7,800	6 years
Internally developed software	3,200	7 years
Trademarks	1,000	5 years
Non-compete agreements	800	5 years

Total	$40,000	10 years

Non-amortizable:
Evergreen contracts	$10,600

     Kroll is in the process of finalizing its analysis of the acquired intangible assets of Factual Data and their related fair values. Certain amounts and estimated useful lives could be revised based on final appraisal.

     Unaudited Pro Forma Financial Data

     The following unaudited pro forma financial data gives effect to the acquisition of Factual Data, as if it occurred on January 1 of each period presented, and the acquisitions of Ontrack and Zolfo Cooper during 2002 discussed below, as if they occurred on January 1, 2002. The unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if all of these acquisitions had occurred on the dates indicated, nor are they necessarily indicative of future consolidated results (in thousands, except per share amounts).

	Year Ended		Year Ended
	December 31, 2003		December 31, 2002
	Historical	Pro Forma	Historical	Pro Forma
Net sales	$485,476	$541,702	$284,248	$416,746

Income from continuing operations	$46,202	$53,135	$16,491	$38,322

Net income	$37,892	$44,825	$16,381	$38,212

Net Income Per Share:
Basic	$0.93	$1.08	$0.56	$1.08

Diluted	$0.90	$1.04	$0.54	$1.05

     Other Acquisitions

     On March 14, 2003, Kroll acquired most of the assets and assumed certain liabilities of Certico Verification Services, LLC (“Certico”), for a purchase price of $3.5 million in cash. The business acquired by Kroll provides background-checking services, and its results of operations are included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 21, 2003, Kroll completed the acquisition of Personnel Risk Management (“PRM”) for a purchase price of $1.4 million in cash. Kroll will be required to make an additional payment of up to $2.1 million, if PRM achieves agreed upon profit levels through the period ended February 29, 2004. Kroll is currently determining whether such profit levels have been achieved. If paid, such amount would be recorded as an adjustment to goodwill. PRM provides pre-employment screening services in the United Kingdom, and its results of operations are included within the Background Screening Services segment subsequent to the date of acquisition.

     On March 25, 2003, Kroll acquired the 50% equity ownership interest it did not own in Invex Partners Limited (“Invex”) for a purchase price of $1.2 million in cash. Invex provides corporate financial services in the United Kingdom and its results of operations is included as part of the Corporate Advisory and Restructuring Services segment subsequent to the date of acquisition.

     On July 18, 2003, Kroll acquired substantially all of the assets and assumed certain liabilities of Intellifacts Corporation (“Intellifacts”) for a purchase price of $2.2 million in cash. The business acquired by Kroll provides background-checking services, and its results of operations are included within the Background Screening Services segment subsequent to the date of acquisition.

     On August 15, 2003, Kroll acquired MIE Resource Services (Pty) Limited, renamed Kroll MIE (Pty) Ltd. (“MIE”), for $0.5 million in cash plus a contingent payment of up to $0.3 million. MIE is a credentials verification company located in South Africa, and its results of operations are included within the Background Screening Services segment subsequent to the date of acquisition.

     On December 1, 2003, Kroll acquired Oyez Legal Technologies Limited, renamed Kroll Ontrack Legal Technologies Limited (“OLT”), for $18.9 million in cash. In addition to electronic data disclosure services, OLT offers a full suite of legal information management services, including trial and evidence management solutions, database hosting, courtroom presentation services, consultancy, project management, scanning, high volume printing and both objective and subjective coding. Its results of operations are included within the Technology Services segment subsequent to the date of acquisition.

     Pro forma financial data for the preceding six acquisitions is not presented as such acquisitions were not material to Kroll’s consolidated results of operations or financial position.

     The aggregate amount assigned to other intangible assets for these six acquisitions and asset purchases consisted of the following (in thousands):

		Weighted Average
	Fair Value	Amortization Period
Amortizable:
Customer lists and customer relationships	$8,395	9 years
Trademarks	225	3 years
Non-compete agreements	4,253	4 years

Total	$12,873	7 years

Non-amortizable:
Goodwill	$13,379

     2002 Acquisitions

     Ontrack

     On April 1, 2002, Kroll entered into an agreement to acquire all of the outstanding shares of Ontrack Data International, Inc. (“Ontrack”). The acquisition was consummated effective June 13, 2002. Ontrack provides electronic discovery, data recovery and computer forensics services, along with related software solutions, and its results of operations have been included within the Technology Services Segment subsequent to the date of acquisition.

     Kroll issued 6.9 million shares of its common stock in exchange for the shares of Ontrack outstanding at closing. In addition, Kroll assumed Ontrack’s existing stock option plans, resulting in the conversion of Ontrack stock options outstanding at closing into options to acquire 1,037,490 shares of Kroll common stock.

     The total purchase price, based on the number of Ontrack shares outstanding at closing, transaction costs and expenses and the fair value of employee stock options assumed by Kroll, was approximately $154 million. The value assigned to the number of shares of Kroll common stock issued in connection with the acquisition of Ontrack is based on the average market price of Kroll stock for the five-day period beginning two days before and ending two days after the terms of the acquisition were agreed to and announced.

     The following table sets forth the components of the purchase price (in thousands):

Value of common stock issued	$137,706
Value of options assumed	12,313
Transaction costs and expenses	3,658

Total purchase price	$153,677

     The following table sets forth the final allocation of the fair value of identifiable net assets of Ontrack acquired and acquisition goodwill (in thousands):

Assets Acquired:
Current assets	$44,331
Property, plant and equipment	9,451
Goodwill	94,320
Other intangible assets (useful lives 5-10 years)	12,280
Other assets	2,922

163,304
Less Liabilities:
Current liabilities	4,930
Deferred income taxes	4,697

Total identifiable net assets acquired and acquisition goodwill	$153,677

     Kroll initially recorded approximately $93.9 million of goodwill related to this acquisition. During the third quarter of 2003, Kroll completed its evaluation of the fair value assigned to Ontrack’s identifiable net assets recorded at acquisition. Such evaluation resulted in an increase to goodwill of $0.4 million and an increase to current liabilities of $0.4 million.

     The goodwill recorded by Kroll in this transaction is not deductible for federal income tax purposes.

     Zolfo Cooper

     On September 5, 2002, Kroll acquired all of the equity interests of Zolfo Cooper, LLC (“Zolfo Cooper”), and certain of its related entities. Zolfo Cooper provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services, and its results of operations have been included within the Corporate Advisory and Restructuring Services Segment subsequent to the date of acquisition.

     Kroll paid $100 million in cash on September 5, 2002 and issued 2.9 million shares of its common stock on January 15, 2003. These shares appear on the December 31, 2002 Consolidated Balance Sheet under the caption “Common shares to be issued for acquisition.” The valued assigned to the number of shares of Kroll common stock issued on January 15, 2003 in connection with the acquisition of Zolfo Cooper is based on the average market price of Kroll’s common stock for the five day period beginning two days before and ending two days after the terms of the acquisition were agreed to and announced. In addition, Kroll also granted options to purchase 600,000 shares of Kroll common stock to Kroll Zolfo Cooper’s professional staff. The options were granted at the September 5, 2002 closing price of $18.37 and vest over four years.

     Kroll will also issue to the former owners of Zolfo Cooper, as contingent consideration, 625,000 additional shares of common stock per year, if Zolfo Cooper achieves operating profit levels of $24.0 million, $24.8 million, $25.6 million and $26.4 million in 2003, 2004, 2005 and 2006, respectively. To the extent Zolfo Cooper’s operating profit exceeds the targeted level for a particular year, the excess will be credited to the previous year’s operating profit to determine if a contingent payment should have been made in that year. Additionally, 50% of the remaining excess, up to $5 million, will be credited to the following year’s operating profit to determine if a contingent consideration payment is payable. All of the contingent consideration is payable in full if Kroll undergoes a change of control or if the employment of any one of the three former principal owners of Zolfo Cooper is terminated without cause. If paid, such amount would be recorded as an adjustment to goodwill.

     During 2003, Kroll Zolfo Cooper’s operating profit exceeded the targeted level for such period. Accordingly, 625,000 additional shares of Kroll common stock will be issued during March 2004. These shares appear on the December 31, 2003 Consolidated Balance Sheet under the caption “Common shares to be issued for acquisition.”

     Kroll had agreed to pay an entity controlled by the former principal owners of Zolfo Cooper for the cost of operating for business purposes an airplane owned by the entity, up to a total of $2.0 million per year. To the extent the airplane is used in connection with a client engagement, the client may reimburse Kroll. The costs to operate the airplane for the years ended December 31, 2003 and 2002 were $1.7 million and $0.6 million, respectively. Kroll was reimbursed $0.3 million and $0.1 million for the years ended December 31, 2003 and 2002, respectively.

     The following table sets forth the components of the purchase price, as adjusted for contingent consideration earned (in thousands):

Cash	$100,000
Value of common stock issued	55,280
Value of common stock issuable under contingent consideration provisions	16,250
Transaction costs and expenses	3,573

Total purchase price	$175,103

     The following table sets forth the allocation of the fair value of identifiable net assets of Zolfo Cooper acquired and acquisition goodwill, as adjusted for contingent consideration earned (in thousands):

Assets Acquired:
Current assets	$15,199
Property, plant and equipment	652
Goodwill	156,033
Other intangible assets (useful life 2 to 25 years)	18,418
Other assets	43

190,345
Less Liabilities:
Current liabilities	15,242

Total identifiable net assets acquired and acquisition goodwill	$175,103

     Kroll initially recorded approximately $153.1 million of goodwill related to this acquisition. During the third quarter of 2003, Kroll completed its evaluation of the fair value assigned to Zolfo Cooper’s identifiable net assets recorded at acquisition. Such evaluation resulted in an increase to other intangible assets of $13.4 million, a decrease to goodwill of $13.4 million and an adjustment of $1.2 million to amortization expense (see Note 10). In addition, the value of the 625,000 additional shares of Kroll common stock that became issuable at December 31, 2003 increased goodwill by $16.3 million.

     The goodwill in this transaction can be amortized and deducted for federal income tax purposes.

     Unaudited Pro Forma Financial Data

     The following unaudited pro forma financial data gives effect to the acquisitions of Ontrack and Zolfo Cooper, as if they occurred on January 1 of each period presented. The unaudited pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if these acquisitions had occurred on the dates indicated, nor are they necessarily indicative of future consolidated results (in thousands, except per share amounts).

	Year Ended		Year Ended
	December 31, 2002		December 31, 2001
	Historical	Pro Forma	Historical	Pro Forma
Net sales	$284,248	$353,674	$201,058	$316,146

Income (loss) from continuing operations	$16,491	$32,793	$(11,132)	$4,563

Net income (loss)	$16,381	$32,683	$(21,387)	$(5,692)

Net Income (Loss) Per Share:
Basic	$0.56	$0.95	$(0.95)	$(0.15)

Diluted	$0.54	$0.92	$(0.95)	$(0.15)

     Other Acquisitions

     On July 3, 2002, Kroll acquired Crucible Inc., a privately held company that provides elite training and protective services. Kroll paid $1.0 million in cash upon closing and the purchase agreement provides for an additional $1.0 million to be paid in equal annual installments over the next four years, the first of which was paid on July 3, 2003. The next annual installment of $250,000 is included in accrued liabilities and the last two remaining installments totaling $500,000 are included in other long-term liabilities in the Consolidated Balance Sheet as of December 31, 2003.

     Kroll recorded approximately $2.1 million of goodwill related to this transaction. During the third quarter of 2003, Kroll completed its evaluation of the fair value assigned to Crucible’s identifiable net assets recorded at acquisition. Such evaluation resulted in an increase to other assets of $0.2 million and a decrease to goodwill of $0.2 million.

     The goodwill in this transaction cannot be amortized and deducted for federal income tax purposes.

     Pro forma financial data for the preceding acquisition is not presented as such acquisition was not material to Kroll’s consolidated results of operations or financial position.

6. Discontinued Operations

     2003 Discontinued Operations

     On June 18, 2003, Kroll sold its video surveillance subsidiary, InPhoto, for $850,000 in cash. In connection with this disposition, Kroll wrote off $7.5 million of related goodwill, which is included in “Loss on Disposal of Discontinued Operations” in the summarized statement of operations data below. InPhoto, which was part of Kroll’s Background Screening Services segment, provided surveillance services primarily to the insurance industry.

     Summarized statement of operations data for InPhoto consisted of (in thousands):

	Years Ended December 31,
	2003	2002	2001
Net sales	$2,350	$6,299	$6,819

Loss from Discontinued Operations:
Loss before benefit from income taxes	(680)	(272)	(603)
Benefit from income taxes	(176)	(81)	—

Loss from discontinued operations, net of taxes	$(504)	$(191)	$(603)

Loss on Disposal of Discontinued Operations:
Loss on disposal of discontinued operations before provision for income taxes	$(7,767)
Provision for income taxes	39

Loss on disposal of discontinued operations, net of taxes	$(7,806)

     Summarized balance sheet data for InPhoto consisted of (in thousands):

	December 31,
	2003	2002
Assets of Discontinued Operations:
Current assets	$169	$1,170
Property and equipment, net	—	225
Goodwill	—	7,487
Other assets	—	517

Total assets of discontinued operations	$169	$9,399

Liabilities of Discontinued Operations:
Current liabilities	$250	$823
Other liabilities	—	34

Total liabilities of discontinued operations	$250	$857

     2001 Discontinued Operations

     On April 20, 2001, the Board of Directors of Kroll (the “Board”) approved a definitive agreement to sell the common stock of most of the active companies that comprised the Security Products and Services Group (“SPSG”) to Armor Holdings Inc. (“Armor”). The results of the discontinued SPSG reflect an allocation of Kroll’s administrative costs attributable to SPSG and, to the extent that such identification was not practicable, on the basis of SPSG’s sales as a percentage of Kroll’s sales. The results of the discontinued SPSG also reflect an allocation of corporate interest expense based on Kroll’s weighted average interest rate applied to intercompany advances. The sale did not include the subsidiaries that provide kidnap and ransom and risk information services, which Kroll continued to operate. Also excluded from the sale was the Russian armored car business although it was included in SPSG discontinued operations, as further described below.

     On August 22, 2001, Kroll completed the sale of SPSG to Armor for $53.7 million, consisting of $37.2 million in cash, $15.0 million in common stock and an additional $1.5 million placed in escrow, pending agreement on the closing date balance sheet audit. The purchase and sale agreement also provided for a potential deferred payment of up to $2.0 million by Armor to Kroll based on the achievement of a gross profit target by SPSG for the year ended December 31, 2001. In September 2001, Kroll converted approximately $14.4 million of Armor common stock to cash.

     For the year ended December 31, 2001, Kroll recorded a loss of approximately $0.3 million on the sale of the discontinued SPSG. Kroll did not include the impact of the potential $2.0 million deferred payment by Armor to Kroll in determining the estimated loss on the sale of SPSG. Because of the recognition of foreign currency translation included in accumulated other comprehensive loss, an additional $4.1 million loss was recognized, net of tax.

     On May 6, 2002, agreement was reached on SPSG’s closing balance sheet, which resulted in a payment to Kroll of $1.1 million of the amount held in escrow. In conjunction with the escrow payment, Kroll forgave certain obligations due to Kroll by Armor of approximately $1.6 million primarily relating to SPSG’s Central American operations. On May 15, 2002, Kroll received $0.6 million from Armor, representing the balance due from the sale of the $15.0 million in Armor common stock.

     Although Kroll’s Russian armored car business was not sold to Armor, the Russian business was part of the plan to discontinue SPSG and, therefore, has been included in discontinued operations of SPSG. In May 2002, Kroll executed agreements to sell to local management its interest in its Russian armored car businesses. Kroll received $150,000 upon closing, $10,000 in both the third and fourth quarters of 2002 and an additional $107,000 during 2003. The agreements provide for Kroll to receive an additional $50,000 within two years of the closing date. Payments not received on the due date will accrue interest at 10% per annum. These transactions relieve Kroll of any liability associated with the Russian business.

     As a result of the sale of the Russian business and other adjustments related to the sale of SPSG, Kroll recorded a gain of approximately $0.1 million during 2002.

     Summarized statement of operations data for the SPSG consisted of (in thousands):

	Years Ended December 31,
	2002	2001
Net sales	$—	$79,359

Loss from Discontinued Operations:
Loss before provision for income taxes	$—	$(6,848)
Provision for income taxes	—	379

Loss from discontinued operations, net of taxes	$—	$(7,227)

Income (Loss) on Disposal of Discontinued Operations:
Income (loss) on disposal of discontinued operations before provision for income taxes	$116	$(314)
Provision for income taxes	(35)	—

Income (loss) on disposal of discontinued operations, net of taxes	$81	$(314)

     On April 16, 2001, the Board of Directors approved a formal plan to discontinue the operations of the Voice and Data Communications Group (“VDCG”), which offered secure satellite communication equipment and satellite navigation systems. Kroll has divested itself of the operations of this segment. The results of VDCG reflect an allocation of interest expense based on VDCG’s average net assets. The tax effects of the results of operations of VDCG were not significant for the periods presented.

     On June 27, 2001, Kroll sold its ownership in the stock of VDCG to an unrelated third party for notes that are due and payable in 2004 with a contingent value of up to $4.0 million. Originally, Kroll valued these notes at $1.8 million because the realization of the full value of these notes was contingent upon certain factors, including the subsequent sale of VDCG by the purchaser. Since this valuation approximated the net assets of VDCG at the date of the sale, no gain or loss was recognized. Later in 2001, Kroll re-evaluated the collectability of the notes and determined that the ultimate resale of VDCG and collection on the notes was uncertain. As a result, the notes were written down to zero.

     Summarized statement of operations data for VDCG consisted of (in thousands):

Year Ended
December 31, 2001
Net sales	$3,134

Loss from Discontinued Operations:
Loss before provision for income taxes	$(104)
Provision for income taxes	—

Loss from discontinued operations, net of taxes	$(104)

Loss on Disposal of Discontinued Operations:
Loss on disposal of discontinued operations before provision for income taxes	$(2,007)
Provision for income taxes	—

Loss on disposal of discontinued operations, net of taxes	$(2,007)

7. Other Dispositions

     In October 2000, Kroll’s then wholly-owned subsidiary, Securify Inc. (“Securify”), completed the sale of preferred shares through a private equity offering to certain unrelated third parties. As a result of this transaction, Kroll’s voting interest in Securify was reduced to approximately 27 percent and the investment in Securify, previously consolidated, was then accounted for using the equity method. At December 31, 2001, Kroll’s carrying value in its investment was reduced to zero as a result of losses generated by Securify. Kroll had not provided any guarantees nor was it committed to providing any future funding to Securify. Also at December 31, 2001, Kroll had an amount receivable from Securify of $5.4 million, which was fully reserved. Such receivable was subject to an unsecured promissory note agreement with repayment terms scheduled over a five-year period. During 2002, Securify obtained additional equity financing which resulted in the restructuring of Securify’s existing debt with Kroll. As a result of this restructuring, the promissory note was cancelled and Kroll received $500,000 in cash, $250,000 of Securify Series B Preferred Stock and a non-exclusive license to use proprietary software developed by Securify. In addition, Kroll’s voting interest in Securify was reduced to approximately 1% after the completion of the additional equity financing. The $500,000 payment received was included within “Other Income (Expense)” in the Consolidated Statement of Operations for the year ended December 31, 2002. There was no value recorded for the $250,000 Securify Series B Preferred Stock received.

     On September 10, 2001, Kroll sold Decision Resources, Inc. (“DRI”) to the former owner. As payment, the former owner forgave Kroll’s notes payable of $0.2 million and agreed to pay Kroll $0.1 million. The notes payable that were forgiven were the unpaid portion of the original purchase price. In 2001, Kroll recognized a loss on the sale of its business unit of approximately $0.5 million. In 2002, Kroll recorded an additional loss of approximately $0.1 million, representing the write-off of a note receivable, which was a portion of the original purchase price.

8. Other Charges (Credits)

     Restructuring Expenses

     During the third quarter of 2003, Kroll recorded a restructuring charge of $5.8 million in connection with the closure of 10 non-hub offices worldwide and the elimination of 102 employees (the “2003 Plan”). During the fourth quarter of 2003, the amount of the 2003 Plan was increased by $0.4 million to reflect additional restructuring expenses incurred. The restructuring charges recognized during 2003 were based on SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The 2003 Plan was undertaken to reduce costs and improve operating efficiencies. Also during the third quarter of 2003, the accrued balance related to Kroll’s 2001 restructuring plan, discussed below, was reduced by $0.4 million as a result of a change in the original estimate of costs to be incurred. The net effect of these restructuring charges and credits is $5.8 million as presented in the Consolidated Statement of Operations for the year ended December 31, 2003.

     Approximately $4.2 million of the 2003 Plan, as adjusted during the fourth quarter of 2003, represents severance and related benefits. The remaining $1.9 million relates primarily to lease rental payments, net of sublease income, associated with the elimination of offices. The total cash portion of the 2003 Plan is $5.8 million, of which $4.2 million relates to employee severance costs, $1.2 million relates to lease rental payments and $0.4 million relates to other exit costs. The breakdown by segment was $4.9 million, $0.8 million, $0.3 million and $0.2 million within Consulting Services, Corporate Advisory and Restructuring Services, Background Screening Services and Corporate, respectively.

     The initial recognition of the 2003 restructuring expense and the corresponding utilization from inception by category is as follows (in thousands):

	Restructuring	Cash	Other	Balance at
	Expense	Payments	Reductions	December 31, 2003
Employee related	$4,167	$(2,415)	$—	$1,752
Lease rentals	1,218	(546)	—	672
Write-off of leasehold improvements	205	—	(205)	—
Impairment of equipment	120	—	(120)	—
Other exit costs	443	(443)	—	—

	$6,153	$(3,404)	$(325)	$2,424

     The 2003 Plan was substantially completed during the first quarter of 2004. Liabilities associated with these initiatives at December 31, 2003 are classified as a component of other accrued liabilities.

     During 2001, Kroll recorded a $2.7 million restructuring charge (the “2001 Plan”) in connection with the closure of four offices and the elimination of 98 employees. The 2001 Plan was substantially completed by the end of 2001. Total payments and write-offs from inception of the 2001 Plan through December 31, 2003 were $2.1 million. During 2003, the accrued balance related to the 2001 Plan was reduced by $0.4 million as a result of a change in the original estimate of costs to be incurred. The remaining accrued balance of $0.2 million represents severance and lease termination costs.

     During 1999, Kroll recorded a $4.1 million restructuring charge (the “1999 Plan”) in connection with the closure of two offices and the elimination of 82 employees. The 1999 Plan was substantially completed by the end of the second quarter of 1999. During 2003, the remaining accrued balance of $67,473 was paid. Total payments and write-offs from inception of the 1999 Plan through December 31, 2003 were $4.1 million.

     Loss on Sale of Business Unit

     As discussed in Note 7, Kroll recognized losses of $0.1 million and $0.5 million during 2002 and 2001, respectively, in connection with the sale of DRI.

     Failed Financing Costs

     During 2001, anticipating the sale of SPSG, Kroll endeavored to obtain approximately $45.0 million of financing but did not reach an acceptable agreement. As a result, pursuit of this alternative was terminated. Kroll’s direct expenses of approximately $1.0 million, including commitment and due diligence fees and the cost of extending the then-existing bank loan, were written off as failed financing costs in 2001.

     Impairment of Assets

     During 2001, Kroll wrote off $0.8 million of previously capitalized costs because of a decision not to implement a contact and relationship management database software program it was developing. This charge consisted of $0.4 million for software and hardware costs and $0.4 million for consulting and related costs to prepare the database software program for its intended purpose.

     Failed Separation Costs

     On April 20, 2001, the Board decided not to pursue the separation of Kroll’s two principal operating segments at the time, SPSG and the Investigations and Intelligence Group, which it had been exploring since the second quarter of 2000. Costs associated with this proposed separation were approximately $0.6 million during 2001, and consisted primarily of fees for attorneys, accountants, investment bankers and other related charges.

7. Allowance for Doubtful Accounts

     The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable (in thousands):

	Years Ended December 31,
	2003	2002	2001
Beginning balance	$6,875	$6,628	$4,041
Additional charges to costs and expenses	7,118	3,934	5,879
Write-offs, deductions and other	(7,558)	(3,687)	(3,292)

Ending balance	$6,435	$6,875	$6,628

10. Intangible Assets

     Intangible assets consisted of the following (in thousands):

	December 31, 2003		December 31, 2002
		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization
Goodwill	$376,988		$292,095

Other Intangible Assets:
Amortizable
Customer lists and customer relationships	$51,139	$6,397	$16,301	$3,640
Internally developed software	15,650	2,934	12,280	880
Franchise and license agreements	7,800	484	—	—
Trademarks	9,901	566	—	—
Non-compete agreements and other	13,864	3,085	2,213	1,079

	98,354	$13,466	30,794	$5,599

Non-Amortizable
Evergreen contracts	10,600		—

Total other intangible assets	$108,954		$30,794

     As discussed in Note 5, Kroll completed its evaluation of the fair value assigned to Zolfo Cooper’s identifiable net assets recorded at acquisition during the third quarter of 2003. Such evaluation resulted in an increase to other intangible assets of $13.4 million, a decrease to goodwill of $13.4 million and an adjustment of $1.2 million to amortization of other intangible assets.

     Non-amortizable assets recorded as part of Kroll’s acquisition of Factual Data consist of evergreen contracts with Fannie Mae and Freddie Mac for which a useful life is indeterminate.

     Amortization of other intangible assets for the years ended December 31, 2003, 2002 and 2001 was $8.8 million, $2.5 million and $0.5 million, respectively. Approximately $49.8 million of amortization expense is anticipated to be recognized over the next five years as follows: $11.1 million in 2004, $10.4 million in 2005, $9.9 million in 2006, $9.8 million 2007 and $8.6 million in 2008.

     The following table summarizes the changes in the carrying amount of goodwill by segment (in thousands):

		Goodwill			Goodwill
	Balance as	Acquired		Balance as of	Acquired		Balance as of
	of January	During		December	During		December
	1, 2002	2002	Other	31, 2002	2003	Other	31, 2003
Corporate Advisory and Restructuring Services	$18,665	$153,146	$—	$171,811	$16,241	$(13,355)	$174,697
Consulting Services	21,285	2,073	(104)	23,254	—	(139)	23,115
Technology Services	—	93,953	—	93,953	10,373	368	104,694
Background Screening Services	3,000	—	77	3,077	71,395	10	74,482

Consolidated	$42,950	$249,172	$(27)	$292,095	$98,009	$(13,116)	$376,988

     During the year ended December 31, 2003, goodwill increased by $98.0 million primarily due to the acquisitions of Factual Data ($68.4 million), Oyez ($10.4 million), Certico ($1.9 million), MIE ($0.6 million) and Intellifacts ($0.4 million) and the issuance of 625,000 additional shares of common stock to the former owners of Zolfo Cooper ($16.3 million). Other adjustments include a decrease of $13.4 million and $0.2 million due to the revaluation of Zolfo Cooper and Crucible’s identifiable net assets, respectively, and an increase of $0.4 million due to the revaluation of Ontrack’s identifiable net assets (see Note 5). Additionally there was an increase to goodwill of $0.1 due to currency fluctuations from Kroll’s foreign operations.

     During the year ended December 31, 2002, goodwill increased by $249.1 million primarily due to the acquisitions of Ontrack ($93.9 million), Zolfo Cooper ($153.1 million) and Crucible ($2.1 million). Other adjustments are due to currency fluctuations from our foreign operations.

     In accordance with SFAS No. 142, Kroll ceased amortizing goodwill on January 1, 2002. Had the non-amortization provisions of SFAS No. 142 been applied to 2001, the effect on reported earnings would have been as follows (in thousands, except per share data):

	Years Ended December 31,
	2003	2002	2001
Net income (loss), as reported	$37,892	$16,381	$(21,387)
Amortization of goodwill, net of tax	—	—	1,605

Net income (loss), as adjusted	$37,892	$16,381	$(19,782)

Basic:
Net income (loss) per share, as reported	$0.93	$0.56	$(0.95)
Amortization of goodwill, net of tax	—	—	0.07

Net income (loss) per share, as adjusted	$0.93	$0.56	$(0.88)

Diluted:
Net income (loss) per share, as reported	$0.90	$0.54	$(0.95)
Amortization of goodwill, net of tax	—	—	0.07

Net income (loss) per share, as adjusted	$0.90	$0.54	$(0.88)

11. Other Assets

     Other assets consist of the following (in thousands):

	Estimated Useful Life	December 31,
	(Years)	2003	2002
Security deposits	—	$1,246	$1,011
Deferred financing fees, net of accumulated amortization of $605 and $227 in 2003 and 2002, respectively	3-5	1,172	1,213
Receivable from sale of Russian business	—	—	50
Investments	—	19,655	2,485
Other assets	—	1,148	946

Total		$23,221	$5,705

     Certain assets are being amortized on a straight line basis over their estimated useful lives, as applicable.

     On March 27, 2003, Kroll invested $1.0 million in convertible notes of iJet Travel Intelligence Inc. (“iJet”) and received warrants to purchase shares of iJet preferred stock. The notes are convertible into preferred stock of iJet upon iJet raising additional equity financing. This $1.0 million investment is in addition to $1.5 million of Series B preferred stock of iJet that Kroll acquired in August 2002. At that time, Kroll also received warrants to purchase approximately 2.6 million shares of iJet common stock. In February 2004, Kroll converted $500,000 of the iJet convertible notes into shares of Series C preferred stock of iJet and received approximately $535,000, including accrued interest, in cash from iJet as repayment in full of the remaining convertible notes. iJet is an intelligence organization focused on delivering proactive travel risk management services and real-time alerts to travelers, expatriates, corporations, government and non-governmental organizations, learning institutions and the travel industry. This investment is accounted for under the cost basis method.

     On May 22, 2003, Kroll purchased 2,000,000 shares of Series A preferred stock of EID Access Inc. (“EID”) for $2.0 million in cash. In conjunction with this investment, EID issued warrants to purchase 963,000 additional shares of preferred stock at Kroll’s option. Kroll also received 100,000 options to purchase shares of common stock. EID provides vendor security solutions. This investment is accounted for under the cost basis method.

     In the fourth quarter of 2003, Kroll purchased $15 million aggregate principal amount of 15% Secured Senior Subordinated Notes due 2006 (the “Notes”) of Color Spot Nurseries, Inc. (“Color Spot”) through its new indirect, wholly-owned, subsidiary, Kroll Zolfo Cooper Structured Equity LLC. At the time of investment, Color Spot paid Kroll a commitment fee of $1.5 million. The commitment fee was deferred and is being amortized over the life of the notes using the interest rate method. In addition, Color Spot is obligated to pay Kroll an annual fee of 5% of the original aggregate principal amount of the Notes on each anniversary of the date that the Notes were issued and a fee of 5% of the prepaid principal amount of the Notes upon any prepayment of the Notes, except that if any portion of the Notes is prepaid after the second anniversary of the Notes and prior to 240 days after the second anniversary of the Notes, the prepayment fee will be 2.5% of the prepaid principal amount of the Notes. The Notes are secured by a security interest in substantially all of the assets of Color Spot and its subsidiaries and a pledge of the stock of Color Spot’s subsidiaries. Kroll invested in Color Spot concurrently with Catalyst Equity Partners, LLP (“Catalyst”), an investment partnership, which is indirectly controlled by senior management of Kroll Zolfo Cooper. Catalyst restructured its existing investment in Color Spot and invested some additional funds to purchase $15 million aggregate principal amount of the Notes.

     The amounts paid for iJet, EID and Color Spot, including transaction costs and expenses, have been included as “Other investments” in the Consolidated Statement of Cash Flows for the year ended December 31, 2003.

12. Revolving Lines of Credit

     As discussed in Note 8, during 2001 Kroll was unable to obtain $45.0 million of financing in connection with the anticipated sale of SPSG. As a result, approximately $1.0 million of expenses were written off during 2001, including commitment and due diligence fees and the cost of extending the then-existing bank loan, which expired on November 16, 2001.

     On February 21, 2002, Kroll executed agreements with Foothill Capital Corporation (“Foothill”) to provide a revolving credit facility of up to $15 million, subject to borrowing base limitations, for a term of three years. During the term of the credit facility, Kroll paid Foothill a fee equal to 0.375% per annum of the unused portion of the credit facility. The credit facility required Kroll to maintain a minimum level of earnings before interest, taxes, depreciation and amortization (“EBITDA”), and contained restrictions on the incurrence of additional debt, the creation of any liens on any of Kroll’s assets, certain acquisitions, distributions to certain subsidiaries and other affirmative and negative covenants customarily contained in debt agreements of this type. The credit facility was secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of certain of Kroll’s subsidiaries.

     On September 5, 2002, Kroll amended and ultimately terminated the $15 million revolving credit facility with Foothill. No borrowings were made under the terminated $15 million credit facility. Kroll wrote off financing fees of $0.5 million related to the replacement of the Foothill revolving credit facility during the third quarter of 2002. Such amount is reflected in “Other income (expense)” in the Consolidated Statement of Operations for the year ended December 31, 2002.

     Concurrently with the termination of the Foothill facility, Kroll entered into a new $100 million credit facility with Goldman Sachs & Co. (“Goldman Sachs”) that included a $25 million revolving credit facility and a $75 million term loan (see Note 16 for a discussion of the term loan portion of this facility). The $25 million revolving credit facility with Goldman Sachs was subject to borrowing base limitations and had a three-year term. The available borrowing amount was calculated based on an analysis of Kroll’s accounts receivable as of the month end preceding the borrowing date. Borrowings under the revolving credit facility bore interest, at Kroll’s election, at a rate per annum equal to the base rate plus applicable margin or the Eurodollar rate plus applicable margin. The applicable margin was determined by the leverage ratio, calculated as of the last day of any fiscal quarter as the ratio of consolidated total debt as of that day to adjusted EBITDA for the four fiscal quarters ending on such date.

     The Goldman Sachs revolving credit facility required Kroll to comply with certain customary restrictive covenants, including maintaining certain ratios such as EBITDA to fixed charges and EBITDA to debt, and limiting capital expenditures, additional indebtedness and dividends.

     The Goldman Sachs revolving credit facility also required Kroll to pay a fee equal to 0.75% per annum of the unused portion of this facility. Upon the repayment of the $75 million Goldman Sachs term loan in October 2002 with the proceeds of Kroll’s common stock offering, discussed in Note 18, this fee was reduced to 0.375% per annum. The revolving credit facility was secured by a lien on substantially all of Kroll’s assets and those of most of Kroll’s domestic subsidiaries.

     On March 6, 2003, Kroll executed agreements with Fleet National Bank (“Fleet”) providing a revolving credit facility of up to $25 million for a term of three years. Kroll’s obligations under the Fleet revolving credit facility are guaranteed by its domestic subsidiaries. In addition, the Fleet revolving credit facility is secured by a security interest in substantially all of the assets of Kroll and its material domestic subsidiaries and a pledge of the stock of Kroll’s material domestic subsidiaries and 65% of the stock of certain of the foreign subsidiaries of Kroll and its domestic subsidiaries.

     The $25 million Goldman Sachs revolving credit facility undertaken as part of the $100 million credit facility on September 5, 2002 was simultaneously retired on March 6, 2003. As a result, Kroll wrote off approximately $0.1 million of unamortized deferred financing fees relating to this facility during the first quarter of 2003. Such amount is reflected in “Other income (expense)” in the Consolidated Statement of Operations for the year ended December 31, 2003. There were no borrowings made under the retired $25 million revolving credit facility.

     Borrowings under the Fleet revolving credit facility will bear interest, at Kroll’s election, at a rate per annum equal to (1) the prime rate of Fleet or (2) LIBOR plus 2.00%. During the term of the Fleet revolving credit facility, Kroll will pay Fleet a quarterly fee equal to 0.375% per annum of the unused portion of the line of credit. The Fleet revolving credit facility requires Kroll to maintain a minimum level of EBITDA and net income, contains maximum leverage and liabilities requirements and contains restrictions on the incurrence of additional debt, the creation of any liens, the payment of cash dividends, certain acquisitions and distributions to certain subsidiaries. The Fleet revolving credit facility also contains other affirmative and negative covenants and events of default customarily contained in agreements of this type. There have been no borrowings made under this facility. At December 31, 2003, Kroll was in compliance with all covenants and provisions of this facility.

     In connection with the acquisition of Buchler Phillips during 1999, Kroll acquired a demand note with maximum borrowings of 2.5 million pounds sterling. This amount was increased to 4.4 million pounds sterling during 2002. The demand note bears interest at the Bank of England’s base rate plus 1.5%. During 2003, maximum borrowings permitted under the demand note decreased from 4.4 million pounds sterling to 4.0 million pounds sterling, or $7.1 million, as translated at December 31, 2003. The amount outstanding under this demand note at December 31, 2003 was $2.2 million, a decrease of $1.6 million from the amount outstanding at December 31, 2002 due primarily to repayments made during 2003. The interest rate at December 31, 2003 was 5.25%.

13. Related Party Transactions

     The following summarizes transactions with related parties (in thousands):

	As of and for the Years Ended December 31,
	2003	2002	2001
Sales to shareholder	$567	$2,780	$5,121
Purchases from shareholder	1,440	907	386
Lease expense to affiliated entities	588	534	465
Legal services expense to law firm of a Board member	1,335	2,453	1,322
Payments to related party for operation of airplane for business purposes (Note 5)	1,702	605	—
Amounts receivable due from officer	138	50	—
Trade accounts receivable due from shareholder	17	670	—
Trade accounts payable due to affiliate	606	2,253	—

     Sales and Purchases-Shareholder

     During the years ended December 31, 2003, 2002 and 2001, Kroll rendered services to American International Group, Inc. and its subsidiaries (“AIG”), which is also a shareholder of Kroll. Total revenue recognized for the years ended December 31, 2003, 2002 and 2001 was $566,813, $2,780,144 and $5,120,559, respectively. In addition, AIG provides certain services to Kroll, which have been included in cost of sales and operating expenses in the accompanying Consolidated Statements of Operations. These costs were $1,439,570, $906,911 and $386,058 for the years ended December 31, 2003, 2002 and 2001, respectively. The year-end accounts receivable balance from AIG was $17,073 and $670,176 at December 31, 2003 and 2002, respectively.

     Lease Expense to Affiliated Entities

     Kroll currently leases various equipment and office space from several affiliated entities under various five year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $588,000, $534,000 and $465,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Legal Services Expense to Law Firm of a Board Member

     Kroll retains the law firm of a Board member for various legal services provided to it in the normal course of business. These expenses were $1,335,000, $2,453,000 and $1,322,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Payments to Related Party for Operation of Airplane for Business Purposes

     Kroll had agreed to pay an entity controlled by the former principal owners of Zolfo Cooper (see Note 5) for the cost of operating for business purposes an airplane owned by the entity, up to a total of $2.0 million per year. To the extent the airplane is used in connection with a client engagement, the client may reimburse Kroll. The costs to operate the airplane for the years ended December 31, 2003 and 2002 were $1.7 million and $0.6 million, respectively. Kroll was reimbursed $0.3 million and $0.1 million for the years ended December 31, 2003 and 2002, respectively.

     Amounts Receivable Due from Officer

     During 2003, 2002 and 2001, an executive officer of Kroll agreed to reimburse Kroll for a portion of general and administrative expenses, including outside professional fees, office rent and travel expenses, which were incurred on his behalf. Amounts due to Kroll at December 31, 2003 and 2002 pursuant to this agreement were $137,563 and $50,017 respectively. The amount receivable at December 31, 2003 was subsequently repaid during January 2004.

14. Other Accrued Liabilities

     Other accrued liabilities consist of the following (in thousands):

	December 31,
	2003	2002
Professional fees	$1,401	$990
Property, sales and other taxes payable	3,104	1,345
Medical costs	939	475
Interest	363	240
Payments to former owners of acquired businesses	250	898
Restructuring expenses	2,574	445
Facility shutdown	554	506
Office relocation	—	982
Leasehold renovation reserve	536	930
Other accruals	4,147	4,062

Total other accrued liabilities	$13,868	$10,873

15. Income Taxes

     Kroll’s provision for income taxes is summarized as follows (in thousands):

	Years Ended December 31,
	2003	2002	2001
Current:
Federal	$15,748	$3,105	$—
State and local	7,628	1,439	542
Foreign	3,059	3,859	2,244

	26,435	8,403	2,786

Deferred:
Federal	2,855	(1,225)	(210)
State and local	653	(111)	8
Foreign	—	—	(375)

	3,508	(1,336)	(577)

Provision for income taxes	$29,943	$7,067	$2,209

     Reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows (dollars in thousands):

	Years Ended December 31,
	2003		2002		2001
	Amount	Rate	Amount	Rate	Amount	Rate
Provision (benefit) for income taxes at the federal statutory rate	$26,651	35.0%	$8,245	35.0%	$(3,034)	(34.0)%
State and local income taxes, net of federal tax benefit	5,665	7.4	1,107	4.7	462	5.2
Nondeductible expenses	281	0.4	597	2.5	418	4.7
Change in valuation allowance	—	—	(5,497)	(23.3)	3,579	40.1
Effect of foreign earnings	1,181	1.6	2,453	10.4	1,112	12.5
Research and development tax credits	(1,294)	(1.7)	—	—	—	—
Other	(2,541)	(3.4)	162	0.7	(328)	(3.8)

Provision for income taxes	$29,943	39.3%	$7,067	30.0%	$2,209	24.7%

     Pre-tax income (loss) for domestic and foreign operations consisted of the following (in thousands):

	Years Ended December 31,

	2003	2002	2001
Pre-tax Income (Loss):
Domestic	$69,220	$18,436	$(8,658)
Foreign	6,925	5,122	(265)

Total pre-tax income (loss)	$76,145	$23,558	$(8,923)

     The components of Kroll’s current deferred income tax assets and liabilities are summarized below (in thousands):

	December 31,
	2003	2002
Current Deferred Tax Assets:
Allowance for doubtful accounts	$1,544	$2,037
Payroll and other benefits	1,235	1,543
Other accruals	1,742	2,629
Other foreign	175	—

Current deferred tax assets	4,696	6,209

Current Deferred Tax Liabilities:
Non-accrual service fee receivable	192	207
Deferred revenue	1,389	378
Other	1,028	320

Current deferred tax liabilities	2,609	905

Net current deferred tax assets	$2,087	$5,304

     The components of Kroll’s non-current deferred income tax assets and liabilities are summarized below (in thousands):

	December 31,
	2003	2002
Non-current Deferred Tax Assets:
Payroll and other benefits	$149	$—
Restructuring	737	363
Other accruals	97	1,144
Other foreign	2,394	1,068

Non-current deferred tax assets	3,377	2,575

Non-current Deferred Tax Liabilities:
Depreciation and amortization	10,312	1,922
Deferred revenue	—	1,567
Other	783	1,137

Non-current deferred tax liabilities	11,095	4,626

Net non-current deferred tax liability	$7,718	$2,051

     At December 31, 2003, Kroll had no net operating loss carry-forward.

     At December 31, 2003, Kroll had $8.7 million of accumulated and undistributed income from foreign subsidiaries. These earnings are intended by management to be reinvested abroad indefinitely. Accordingly, applicable deferred US federal income taxes have not been provided nor is a determination of the amount of unrecognized deferred US federal income taxes practicable.

16. Long-Term Debt

Senior Convertible Notes

     During 2001, Kroll obtained additional financing of $30.0 million in the form of 6% Senior Secured Subordinated Convertible Notes due 2006 (“6% Convertible Notes”). The notes mature November 14, 2006 and bear interest at the rate of 6% per annum payable semi-annually. However, 12% per annum will accrue on any principal payment that is past due. Kroll may redeem these convertible notes at par plus accrued interest, in whole or in part, beginning November 14, 2004, provided the note holders have been notified in writing 20 days in advance. The note holders may, at any time prior to one day before the earlier of the maturity date or the redemption date, convert all or a portion of the principal amount of the notes into Kroll common stock at the conversion price of $10.80 per share. The $30.0 million of notes are presently convertible into 2,777,777 shares of Kroll common stock, subject to customary and other anti-dilution adjustments.

     In connection with the issuance of the 6% Convertible Notes, Kroll recorded a notes discount of approximately $11.4 million based on the difference between the closing price of its stock on the issuance date and the conversion price. In addition to the stated 6% interest, the discount is being amortized as non-cash interest expense over the expected 5-year life of the notes. Barring early conversion by the noteholders or early redemption by Kroll, the average additional non-cash interest expense resulting from this discount amortization is approximately $2.3 million, or 7.6% per year, on the $30.0 million aggregate principal amount. The amount of non-cash interest expense resulting from this discount amortization for the years ended December 31, 2003, 2002 and 2001 was $1.9 million, $1.6 million and $0.2 million, respectively.

     Until September 2002, the notes were secured by the same assets of Kroll and its material subsidiaries and the same pledge of stock of certain of Kroll’s subsidiaries as the Foothill revolving credit facility, except that the notes were subordinate to the security interest and rights of the credit facility lender.

     On September 5, 2002, Kroll amended certain provisions of its outstanding 6% Convertible Notes. Under the amendments, the security interest of the noteholders was terminated and the collateral securing the 6% Convertible Notes was released. In addition, the amendments deleted all of the negative covenants in respect of all of the 6% Convertible Notes. Furthermore, Palisades Concentrated Equity Partnership, L.P. (“Palisade”), the only note holder who had the right to designate a board observer, no longer has this right. Palisade also agreed to subordinate the $20.0 million in aggregate principal amount of the 6% Convertible Notes that it owned to borrowings under the $100 million Goldman Sachs credit facility. In connection with these amendments, Kroll agreed to compensate Palisade based on the performance of Kroll’s common stock, and as a result of this agreement, paid Palisade $1.6 million in October 2002. Such amount is reflected in “Other income (expense)” in the Consolidated Statement of Operations for the year ended December 31, 2002.

     Other Long-term Debt

     In connection with the acquisition of Zolfo Cooper in September 2002, Kroll obtained $75 million in term loan financing through a syndicate arranged by Goldman Sachs to be repaid under the following terms: $0.8 million by December 31, 2002, an additional $4.5 million within one year of the closing date, $18.7 million within two years of closing and the balance of $51.0 million within three years of closing.

     The term loan was part of a $100 million credit facility with Goldman Sachs, which included the $25 million revolving credit facility discussed in Note 12. The cost of obtaining the credit facility was being amortized over the facility’s three-year life. The term loan bore interest, at Kroll’s election, at a rate per annum equal to the base rate plus applicable margin or the Eurodollar rate plus applicable margin. The applicable margin was determined by the leverage ratio, calculated as of the last day of any fiscal quarter as the ratio of consolidated total debt, as of that day, to EBITDA for the four fiscal quarters ending on such date. A provision in the term loan required that proceeds from any equity offering be used to repay the term loan.

     The term loan was repaid in October 2002 with the proceeds from Kroll’s common stock offering discussed in Note 18. In the fourth quarter of 2002, Kroll wrote off financing fees of $1.1 million associated with the repayment of the $75 million term loan. Such amount is reflected in “Other income (expense)” in the Consolidated Statement of Operations for the year ended December 31, 2002.

     In connection with the acquisition of Factual Data on August 21, 2003, Kroll assumed Factual Data’s capitalized service license agreements with Experian Information Solutions, Inc. (“Experian”) for consumer credit reporting services. Under these agreements, Factual Data has access, on a non-exclusive basis, to all credit and other information contained in Experian’s database associated with consumers living in certain geographic areas. Each agreement has an initial term of ten years and continues for successive one-year periods unless either party delivers a written notice of intent not to renew the agreement at least six months before the end of the initial ten-year or any one-year renewal period. These agreements expire in April and November of 2010 and January 2011 and are payable over a five-year term.

     The components of long-term debt are as follows (in thousands):

	December 31,
	2003	2002
6% Convertible Notes, net of discount of $7,695 and $9,599 at December 31, 2003 and 2002, respectively	$22,305	$20,401
Capitalized service license agreements for consumer credit reporting services, interest at 9.985%, due April and November of 2005 and January 2006	5,030	—
Notes payable issued in connection with acquisitions of businesses by Kroll Factual Data, interest rates ranging from 5% to 12% per annum, payable at different times from January 2004 through November 2008	2,643	—
Various capitalized lease obligations for office furniture and fixtures and computer equipment and software, interest rates ranging from 8.47% to 10.43%, expiring through June 2005	263	—
Other notes payable	—	91

	30,241	20,492
Less current portion	4,328	73

	$25,913	$20,419

     Scheduled maturities of long-term debt at December 31, 2003 are as follows (in thousands):

2004	$4,608
2005	2,648
2006	30,483
2007	400
2008	262
Thereafter	—

Less:	38,401
Unamortized discount on 6% Convertible Notes	7,695
Portion of capitalized service license agreements and capitalized lease obligations representing interest	465

$30,241

17. Commitments and Contingencies

     Letters of Credit

     In connection with the sale of SPSG, Kroll provided a $1.5 million standby letter of credit in favor of Armor to cover certain potential foreign tax liabilities of SPSG, which is outstanding as of December 31, 2003 (see Note 6).

     Legal Matters

     Kroll Lindquist Avey Co. (formerly Lindquist Avey Macdonald & Baskerville (“LAMB”)), a subsidiary of Kroll, and several of its principals have been named as third-party defendants in a lawsuit filed in the Ontario Superior Court of Justice by HSBC Securities (Canada) Inc., formerly Gordon Capital, an investment dealer (“HSBC”). HSBC filed the underlying suit against Gordon Capital’s former law firm, Davies, Ward & Beck,

(“DW&B”) seeking damages in the amount of approximately $40,000,000 (Cdn.). HSBC alleges DW&B negligently advised Gordon Capital during 1991 through 1993 with respect to its rights concerning trading losses and irregularities by a client account manager and various insurance bonds relating to such losses and irregularities. HSBC further alleges various suits and declaratory judgment actions involving the insurers were filed in 1993 and that summary judgment granted in favor of the insurers in 1996 was affirmed on appeal to the Supreme Court of Canada on the basis that the limitation period under the bonds had expired without an action being commenced for recovery of Gordon Capital’s losses. Gordon Capital, DW&B and LAMB entered into various tolling agreements until the matters pending with the insurers were exhausted. In April 2000, HSBC filed suit against DW&B. In July 2001, DW&B filed a third-party claim against LAMB and certain principals for contribution and indemnity. An amended third-party claim was filed in September 2001. The third-party claim alleges DW&B retained LAMB in June 1991 to examine the trading irregularities and to advise Gordon Capital in respect of its dealings with its insurers and that LAMB acted negligently in carrying out these services. Third party claims have also been filed against some entities formerly known as Peat Marwick Thorne, Gordon Capital’s alleged former auditors, and AON Reed Stenhouse, Inc., Gordon Capital’s alleged former insurance broker. The parties attended mediation in December 2002 and October 2003. Representatives of LAMB attended but did not participate. LAMB is being defended by its former carrier, the Reliance Insurance Company. Reliance is in liquidation, and while paying all defense costs, has advised that any claim for damages or settlement greater than $25,000 (Cdn.) will be a claim in the liquidation, on which distributions will be made as the liquidation progresses. A hearing on the parties’ motions for partial summary judgment originally scheduled for January 2004, adjourned to March 2004 and then May 2004 has now been scheduled to be heard on June 25 and June 28, 2004. A trial date has been scheduled for September 2006. Management of Kroll believes LAMB has meritorious defenses to the claims and intends to defend the claims vigorously.

     On June 27, 2003, a shareholder of Factual Data filed a lawsuit against Factual Data and its directors in the District Court for the County of Larimer, Colorado, styled Troxler v. Factual Data Corporation [sic], Jerald H. Donnan, Todd A. Neiberger, Robert J. Terry, J. Barton Goodwin, Daniel G. Helle, Abdul H. Rajput and James N. Donnan. On August 1, 2003, the plaintiff filed an amended complaint. In the amended complaint, the plaintiff alleges, among other things, that the individual defendants engaged in self-dealing in connection with the negotiation and approval of a merger between Kroll and Factual Data. The plaintiff also claims the individual defendants obtained benefits not shared by the plaintiff, and that they breached their fiduciary duties of care, loyalty, candor and independence owed under Colorado law to Factual Data’s public shareholders. The plaintiff seeks certification of the case as a class action. The plaintiff requests damages, certain equitable relief, attorneys’ fees and costs and an order rescinding the merger. On August 12, 2003, Factual Data moved to dismiss the plaintiff’s amended complaint. On December 9, 2003, the court denied Factual Data’s motion to dismiss the amended complaint. The parties have not engaged in any discovery to date and no trial date has been set. Kroll and Factual Data believe that the allegations in the amended complaint are without merit and will defend the suit vigorously.

     The ultimate outcome of these matters cannot presently be determined. Accordingly, the ultimate resolution of these matters could have a material adverse effect on its consolidated financial position, results of operations or its cash flows.

     In addition to the matters discussed above, Kroll is involved in litigation from time to time in the ordinary course of its business; however, Kroll does not believe that there is any currently pending litigation, individually or in the aggregate, that is likely to have a material adverse effect on Kroll’s consolidated financial position, results of operations or its cash flows.

     Other Matters

     Kroll’s laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on Kroll’s consolidated financial statements.

     Kroll is self-insured with respect to certain of its employee medical benefit plans. Management believes that the reserves for such plans are adequate at December 31, 2003.

     Operating Leases

     Kroll leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following table is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 2003 (in thousands):

2004	$14,732
2005	12,998
2006	11,542
2007	10,758
2008	7,973
Thereafter	16,372

$74,375

     Rental expense charged against current operations amounted to approximately $19,873,000, $12,608,000 and $10,378,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

18. Stockholders’ Equity

     In October 2002, Kroll sold 6.3 million shares of its common stock to the public in an underwritten public offering and raised approximately $110.6 million of net proceeds, after $0.2 million of accrued expenses. As discussed in Note 16, Kroll used a portion of these proceeds to repay its three-year $75 million term loan incurred on September 5, 2002 to acquire Zolfo Cooper. The remaining proceeds were used for working capital to fund operations and other general company purposes.

     As discussed in Note 5, Kroll issued 2.9 million shares of its common stock on January 15, 2003, valued at approximately $55.3 million, to the former owners of Zolfo Cooper in connection with the acquisition of Zolfo Cooper on September 5, 2002. These shares appear on the December 31, 2002 Consolidated Balance Sheet under the caption “Common shares to be issued for acquisition.” Furthermore, 625,000 additional shares of Kroll common stock became issuable to the former owners of Zolfo Cooper as of December 31, 2003 as a result of Kroll Zolfo Cooper’s operating profit exceeding the targeted level for 2003 outlined in the contingent consideration provisions of the acquisition agreement, as amended. These shares appear on the December 31, 2003 Consolidated Balance Sheet under the caption “Common shares to be issued for acquisition.”

     On August 21, 2003, Kroll issued 934,712 shares of its common stock in exchange for shares of Factual Data outstanding at closing in connection with the acquisition of Factual Data (see Note 5).

     During 2003, Kroll issued 82,854 shares of restricted stock, valued at approximately $1.8 million. Such amount is being amortized over the applicable vesting period as additional compensation expense (see Note 19).

     On December 16, 2003, the Board of Directors approved the repurchase of up to 2,780,000 shares of Kroll common stock in conjunction with Kroll’s anticipated offering of convertible subordinated notes (see Note 26). As of December 31, 2003, Kroll had purchased 250,300 shares of its common stock for approximately $6.4 million. As discussed in Note 26, Kroll purchased 2,527,477 additional shares of its common stock subsequent to December 31, 2003 for approximately $64.4 million.

     During the fourth quarter of 2003, the Board of Directors also approved a repurchase program of up to $35.0 million of Kroll common stock, none of which has been purchased.

19. Stock Plans

     Stock Option Plans

     During 1996, Kroll adopted a stock option plan (the “1996 Option Plan”) for employees, non-employee directors and advisors. Kroll may grant options for up to 1,757,000 shares under the 1996 Option Plan. In June 2002, the 1996 Option Plan was amended to increase by 1,243,000 the number of options that could be granted to a total of 3,000,000. Options for 877,647, 850,000 and 155,000 shares were granted during the years ended December 31, 2003, 2002 and 2001, respectively. The options generally vest over the three years following the date of grant. Certain options granted in 2003, however, will vest as discussed below under “Inducement Awards.” Options granted under the 1996 Option Plan are granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. In 2003, 380,443 options were exercised and 27,983 options were cancelled under this plan.

     During 2000, Kroll adopted a stock option plan (the “2000 Option Plan”) for non-officer employees. The 2000 Option Plan provided that Kroll may grant options for up to 750,000 shares. In May 2001, the 2000 Option Plan was amended to increase by 2,250,000 the number of options that could be granted to a total of 3,000,000. The 2000 Option Plan was further amended in June 2002 to increase by an additional 750,000 the number of options that could be granted to a total of 3,750,000. The 2000 Option Plan was subsequently amended in August 2003 to increase by an additional 337,500 the number of options that could be granted to a total of 4,087,500. Options for 450,700, 1,447,150 and 2,027,000 shares were granted during the years ended December 31, 2003, 2002 and 2001, respectively. Options under the 2000 Option Plan are granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest according to a formula determined by the Board of Directors on the date of the grant, but generally over three years. Certain options granted in 2003, however, will vest as discussed below under “Inducement Awards.” In 2003, 467,967 options were exercised and 35,347 options were cancelled under the 2000 Option Plan.

     During 2001, Kroll adopted a stock option plan (the “2001 Option Plan”) for non-employee directors. Kroll may grant options for up to 200,000 shares under the 2001 Option Plan. Options for 10,000 shares were granted to each of the four non-employee directors following Kroll’s annual meeting of stockholders on August 16, 2001. An additional 40,000 options were granted following Kroll’s 2002 annual meeting of stockholders on June 13, 2002 and 50,000 additional options were granted to non-employee directors following Kroll’s 2003 annual meeting of stockholders on June 3, 2003. Options under the 2001 Option Plan are granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. The options vest ratably over the three years following the date of grant. In 2003, no options were exercised and 10,000 options were cancelled under the 2001 Option Plan.

     At December 31, 2003, there were approximately 278,684, 9,229 and 80,000 authorized shares remaining for grant in the 1996 Option Plan, the 2000 Option Plan and the 2001 Option Plan, respectively.

     Inducement Awards

     During 2003, Kroll granted options to certain persons as an inducement to those persons to accept employment with Kroll. These options were granted outside of any of Kroll’s option plans described above, pursuant to a NASDAQ-approved exception to the recently adopted NASDAQ rule requiring stockholder approval of option plans and/or grants. Kroll granted 29,600 inducement award options to five people which vest as follows: (a) 50% of these options will vest over time (the “Time Award”), with one third of the Time Award vesting on the first anniversary of the date of grant (“Grant Date”), one sixth of the Time Award vesting eighteen months after the Grant Date, one sixth of the Time Award vesting twenty-four months after the Grant Date, one sixth of the Time Award vesting thirty months after the Grant Date and one sixth of the Time Award vesting thirty-six months after the Grant Date; and (b) 50% of these options will vest, after the first anniversary of the Grant Date, according to performance (the “Performance Award”), with one third of the Performance Award vesting upon Kroll’s achieving a stock price equal to or greater than 115% of the exercise price for twenty consecutive trading days, one third of the Performance Award vesting upon Kroll’s achieving a stock price equal to or greater than 115% of the first performance vesting price for twenty consecutive trading days and one third of the Performance Award vesting upon Kroll’s achieving a stock price equal to or greater than 115% of the second performance vesting price for twenty consecutive trading days. Notwithstanding this vesting schedule for the Performance Award, the unvested portion of the Performance Award will vest in full on the fifth anniversary of the Grant Date. Kroll also granted 400,000 inducement award options to 12 people in connection with the acquisition of Factual Data, which vest as follows: 25% on the first anniversary of grant, 25% on the second anniversary of grant and 50% on the third anniversary of grant. The inducement awards were granted with an exercise price equal to the per share fair market value of Kroll common stock on the date of grant.

     A summary of the status of Kroll’s stock option plans (including the inducement awards) and the changes during the years then ended is presented in the table below:

	As of and for the Years Ended December 31,
	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of year	5,377,455	$14.83	3,325,256	$10.04	2,398,298	$13.19
Acquired through acquisition	445,904	10.54	1,037,490	11.35	—	—
Granted	1,807,947	24.17	2,337,150	20.31	2,222,000	7.39
Exercised	(848,410)	9.85	(1,016,871)	8.34	(384,204)	6.72
Forfeited/Expired/Cancelled	(73,330)	11.74	(305,570)	14.39	(910,838)	13.28

Outstanding, end of year	6,709,566	$17.72	5,377,455	$14.83	3,325,256	$10.04

Exercisable, end of year	2,465,727	$15.28	1,738,779	$13.09	993,986	$14.50

     A summary of Kroll’s stock options outstanding and exercisable at December 31, 2003 is presented in the table below:

	Per Share Price Ranges
	$2.40 to	$10.34 to	$20.22 to
	$ 10.25	$ 19.55	$ 26.94	Total
Outstanding:
Number of stock options	1,554,427	1,797,459	3,357,680	6,709,566

Weighted average exercise price	$7.22	$15.95	$23.56	$17.72

Weighted average remaining contractual life of options outstanding (in years)	7.0	8.0	8.7	8.1

Exercisable:
Number of stock options	865,758	634,898	965,071	2,465,727

Weighted average exercise price	$7.18	$14.51	$23.04	$15.28

     The weighted average grant-date fair value of options granted by Kroll during 2003, 2002 and 2001 were $11.87, $10.73 and $4.69, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants:

	Years Ended December 31,
	2003	2002	2001
Dividend yield	—	—	—
Expected volatility	55.3%	59.0%	74.0%
Risk-free interest rate	3.3%	3.0%	4.38%
Expected lives	5.0 years	5.0 years	5.0 years

     See Note 3 for the effect on net income (loss) and net income (loss) per share had Kroll elected to recognize and measure compensation expense for its stock option grants to employees based on the fair value method pursuant to SFAS No. 123, as amended by SFAS No. 148.

     Restricted Stock Plan

     Effective August 12, 1998, Kroll adopted a stock incentive plan for employees. On June 3, 2003, this stock incentive plan was amended and restated (as so amended and restated, the “Stock Incentive Plan”) to modify restrictions on the number of shares of common stock that may by awarded to executive officers, provide that non-employee directors be eligible to receive awards, allow no more than 50,000 shares to be awarded annually to any eligible person, provide that shares of common stock be granted without requiring payment from participants, and include some minor changes from the original plan. Kroll may grant up to 500,000 shares under the Stock Incentive Plan.

     During 1999, 47,500 restricted shares were granted under the Stock Incentive Plan at a value of $1,571,661. The 1999 restricted stock grants generally vested ratably over three years. There were no shares granted under the Stock Incentive Plan during 2000 and 2001. In March 2002, 2,500 shares valued at $44,000 were granted to an officer pursuant to terms of an employment agreement with Kroll, with such shares vesting over a one year period; 50% vested immediately and 50% vested ratably over one year from date of grant. On June 2, 2003, Kroll issued 40,854 shares of restricted stock to executive officers and employees, valued at approximately $0.9 million. Such shares will be amortized over the applicable vesting period of one and one-half years as additional expense. On December 9, 2003, Kroll issued 17,000 shares of restricted stock to certain executive officers and employees, valued at approximately $0.4 million. Such shares will be amortized over the applicable vesting period of three years as additional compensation expense.

     At December 31, 2003, there were approximately 307,000 authorized shares remaining for grant in the Stock Incentive Plan.

     On January 1, 2003, 25,000 shares of restricted stock, valued at $0.5 million, were granted to the chief executive officer pursuant to terms of his employment agreement with Kroll, with such shares vesting over a three-year period.

     Compensation expense related to restricted stock issued amounted to $863,000 and $337,000 for the years ended December 31, 2003 and 2001, respectively.

     Employee Stock Purchase Plan

     On March 19, 2002, the Board approved the establishment of the Kroll Inc. Employee Stock Purchase Plan (“ESPP”), which was approved by Kroll stockholders on June 13, 2002. The ESPP allows participants to purchase shares of Kroll Inc. common stock at a 15% discount from the lesser of the stock’s fair market value as of either the first or the last day of the plan’s six-month offering period. The Board further authorized that 1,000,000 shares of Kroll’s common stock be reserved for issuance pursuant to the ESPP. Employees contributed approximately $1.0 million to the first offering period, which began on July 1, 2002 and ended on December 31,

2002. During 2003, employees contributed approximately $3.2 million. At December 31, 2003, 777,307 shares were available for future issuance.

     Common Stock Warrants

     Warrants originally granted by Laboratory Specialists of America, Inc. (“LSI”) were converted to the equivalent warrants to purchase Kroll stock when Kroll acquired LSI. These warrants were issued in June 1998 to certain consultants and underwriters in connection with the completion of a private offering of common stock and were recognized as compensation paid for services rendered and treated as a reduction in the recognized net proceeds from the offering. As of December 31, 2002, warrants representing the right to purchase 8,719 shares of Kroll common stock at $25.69 per share were outstanding. These warrants expired during 2003.

     Warrants originally granted by Background America, Inc. (“BAI”) were converted to the equivalent warrants to purchase Kroll stock when Kroll acquired BAI. These warrants were issued in June and July of 1996 and January of 1998 to certain consultants and other non-employees with exercise prices equal to or greater than the then fair value of BAI’s common stock on those dates. As of December 31, 2002, warrants representing the right to purchase 807 shares of Kroll common stock at $19.52 per share were outstanding. These warrants expired during 2003.

20. Defined Contribution Plans and Other Arrangements

     As of December 31, 2003, Kroll had the following employee benefit plans in place:

     Defined Contribution Plans

     Kroll and its subsidiaries have established various non-contributory profit sharing/401(k) plans covering substantially all of Kroll’s employees. Contributions to the plans are discretionary and are determined annually by Kroll’s Board of Directors. Certain plans also offer a matching contribution whereby Kroll will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,408,000, $1,085,000 and $1,150,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Profit and Revenue Sharing Plans

     Kroll and its subsidiaries have established various profit and revenue sharing plans covering substantially all of Kroll’s employees. The plans were established to provide employees an annual cash incentive bonus based on various operating and non-operating criteria. Kroll may amend, modify or terminate these plans at any time. Kroll expensed approximately $39,425,000, $8,971,000 and $3,835,000 associated with the profit and revenue sharing plans during the years ended December 31, 2003, 2002 and 2001, respectively.

21. Fair Value of Financial Instruments

     At December 31, 2003, the fair value of long-term debt exceeds the carrying amount of such debt. This is primarily due to the intrinsic value of the conversion feature of the 6% Convertible Notes of $42.2 million. Cash equivalents, other current assets and current liabilities are reflected in the financial statements at cost, which approximates fair value due to the short-term nature of these items.

     At December 31, 2002, the fair value of long-term debt approximated its historical carrying amount.

22. Customer and Segment Data

     Kroll’s reportable operating segments consist of the following four business segments: Corporate Advisory and Restructuring Services, Consulting Services, Technology Services and Background Screening Services. Kroll’s reportable segments are organized, managed and operated along product lines. These product lines are provided to similar clients, are offered together as packaged offerings, generally produce similar margins and are managed under a consolidated operations management.

     The Corporate Advisory and Restructuring Services segment includes revenues and expenses from corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services.

     The Consulting Services segment includes revenues and expenses from business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, marketing intelligence, intellectual property and infringement investigations, security architecture and design, corporate security consulting, emergency management and environmental services and protective services, operations and training.

     The Technology Services segment includes revenues and expenses from electronic discovery, data recovery and computer forensics services, along with related software solutions.

     The Background Screening Services segment includes revenues and expenses from employee and vendor background investigations, credit screening, substance abuse testing and identity fraud solutions.

     The following summarizes information about Kroll’s business segments for the years ended December 31, 2003, 2002 and 2001 on a selling subsidiary basis (in thousands):

	Corporate
	Advisory and			Background
	Restructuring	Consulting	Technology	Screening
	Services	Services	Services	Services	Other	Consolidated
2003
Net sales to unaffiliated customers	$160,110	$164,071	$83,273	$78,022	$—	$485,476

Gross profit	$92,610	$68,951	$61,280	$37,714	$—	$260,555

Operating income (loss)	$62,225	$23,112	$19,498	$13,376	$(38,233)	$79,978

Identifiable assets at year-end	$63,174	$62,653	$24,835	$41,274	$—	$191,936

Goodwill	$174,697	$23,115	$104,694	$74,482	$—	376,988

Corporate assets						110,516
Assets of discontinued operations						169

Total assets at year-end						$679,609

2002
Net sales to unaffiliated customers	$71,386	$132,060	$36,438	$44,364	$—	$284,248

Gross profit	$40,629	$52,433	$25,201	$20,927	$—	$139,190

Operating income (loss)	$23,128	$16,371	$5,479	$10,069	$(23,217)	$31,830

Identifiable assets at year-end	$41,618	$58,322	$32,597	$22,243	$—	$154,780

Goodwill	$171,811	$23,254	$93,953	$3,077	$—	292,095

Corporate assets						73,144
Assets of discontinued operations						9,399

Total assets at year-end						$529,418

2001
Net sales to unaffiliated customers	$30,751	$130,255	$4,380	$35,672	$—	$201,058

Gross profit	$16,045	$44,849	$2,628	$16,809	$—	$80,331

Operating income (loss)	$5,684	$6,469	$1,084	$4,730	$(21,860)	$(3,893)

Identifiable assets at year-end	$15,671	$64,564	$1,195	$15,969	$—	$97,399

Goodwill	$18,665	$21,285	$—	$3,000	$—	42,950

Corporate assets						9,182
Assets of discontinued operations						13,168

Total assets at year-end						$162,699

     Total net sales by segment include sales to unaffiliated customers. Inter-segment sales are nominal. Operating income (loss) is gross profit less operating expenses. Operating income (loss) does not include the following items: interest expense, interest income, other income (expense) and income taxes. The “Other” column includes the costs of Kroll’s corporate headquarters and other centralized administrative costs. Identifiable assets by segment are those assets that are used in Kroll’s operations in each segment. Corporate assets are principally cash, computer software and certain prepaid expenses.

     Depreciation expense and capital expenditures for each of Kroll’s business segments for the years ended December 31, 2003, 2002 and 2001 are as follows (in thousands):

	Corporate
	Advisory and			Background
	Restructuring	Consulting	Technology	Screening
	Services	Services	Services	Services	Other	Consolidated
2003
Depreciation expense	$1,766	$1,896	$4,200	$1,381	$1,555	$10,798

Capital expenditures	$1,391	$1,782	$7,327	$2,394	$1,240	$14,134

2002
Depreciation expense	$878	$2,349	$1,878	$806	$1,407	$7,318

Capital expenditures	$3,506	$886	$2,312	$(653)	$4	$6,055

2001
Depreciation expense	$621	$3,351	$179	$783	$741	$5,675

Capital expenditures	$823	$1,391	$329	$857	$—	$3,400

     Kroll has foreign operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, South Africa, Spain, Switzerland and the United Kingdom. In addition, Kroll sells its products and services in other foreign countries and continues to increase its level of international activity. Accordingly, Kroll is subject to various risks including, among others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     Kroll accounts for transfers between geographic areas at cost plus a proportionate share of operating profit, which is eliminated in consolidation.

     The following summarizes information about Kroll’s business activities worldwide for the years ended December 31, 2003, 2002 and 2001 on a selling subsidiary basis (in thousands):

	United			Other
	States	Europe	Asia	Foreign	Eliminations	Consolidated
2003
Net sales to unaffiliated customers	$331,520	$117,612	$10,916	$25,428	$—	$485,476
Intercompany	15,928	151	119	1,086	(17,284)	—

Total net sales	$347,448	$117,763	$11,035	$26,514	$(17,284)	$485,476

Operating income (loss)	$60,764	$16,663	$(1,120)	$3,671	$—	$79,978

Identifiable assets at year-end	$130,419	$44,419	$5,267	$11,831	$—	$191,936

Goodwill	$327,029	$29,037	$4,732	$16,190	$—	376,988

Corporate assets						110,516
Assets of discontinued operations						169

Total assets at year-end						$679,609

	United			Other
	States	Europe	Asia	Foreign	Eliminations	Consolidated
2002
Net sales to unaffiliated customers	$181,883	$70,608	$9,663	$22,094	$—	$284,248
Intercompany	5,376	777	274	2,761	(9,188)	—

Total net sales	$187,259	$71,385	$9,937	$24,855	$(9,188)	$284,248

Operating income (loss)	$17,200	$11,622	$(1,179)	$4,187	$—	$31,830

Identifiable assets at year-end	$109,206	$34,244	$2,624	$8,706	$—	$154,780

Goodwill	$252,502	$18,664	$4,710	$16,219	$—	292,095

Corporate assets						73,144
Assets of discontinued operations						9,399

Total assets at year-end						$529,418

2001
Net sales to unaffiliated customers	$116,692	$47,814	$12,232	$24,320	$—	$201,058
Intercompany	3,140	758	313	2,299	(6,510)	—

Total net sales	$119,832	$48,572	$12,545	$26,619	$(6,510)	$201,058

Operating income (loss)	$(12,164)	$8,128	$(3,294)	$3,437	$—	$(3,893)

Identifiable assets at year-end	$62,495	$21,670	$3,426	$9,808	$—	$97,399

Goodwill	$3,437	$18,665	$4,711	$16,137	$—	42,950

Corporate assets						9,182
Assets of discontinued operations						13,168

Total assets at year-end						$162,699

     Kroll had no major customer that accounted for a significant percentage of sales from continuing operations during the years ended December 31, 2003, 2002 and 2001.

23. Supplemental Cash Flows Disclosures

     The following is a summary of cash paid related to certain items (in thousands):

	Years Ended December 31,
	2003	2002	2001
Supplemental Disclosure of Cash Flow Activities:
Cash paid for interest	$2,034	$2,441	$5,562

Cash paid for taxes	$13,077	$4,040	$131

Total purchase price of acquired businesses	$162,601	$318,377	$—
Less:
Fair value of stock issued and options assumed in connection with acquisition of businesses	45,097	205,298	—
Cash acquired in connection with acquisition of businesses	8,410	35,327	—

Cash used in acquisitions, net of cash acquired	$109,094	$77,752	$—
Supplemental Disclosure of Non-Cash Activities:
Deferred compensation related to restricted stock	$1,842	$44	$—

Accrued contingent consideration incurred in connection with acquisition of businesses	$—	$491	$299

Notes issued in connection with acquisition of businesses	$—	$1,040	$—

Amount of note receivable forgiven in connection with the sale of DRI	$—	$101	$190

	Years Ended December 31,
	2003	2002	2001
Receipts of notes receivable from the sale of businesses including VDCG, SPSG and DRI (Notes 6 and 7)	$—	$—	$2,543

Write-down of discounted notes receivable from the sale of VDCG (Note 6)	$—	$—	$(1,831)

     For the year ended December 31, 2003, cash paid for taxes includes tax savings of approximately $4.0 million. These tax savings result from the amortization of goodwill, for tax purposes, in connection with Kroll’s acquisition of Zolfo Cooper in 2002 (see Note 5).

24. Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(in thousands, except per share amounts)
2003
Net sales	$103,488	$111,442	$125,960	$144,586

Gross profit	$55,917	$64,074	$65,813	$74,751

Income from continuing operations	$11,328	$12,932	$9,012	$12,930
Income (loss) from discontinued InPhoto	(52)	(7,965)	(310)	17

Net income	$11,276	$4,967	$8,702	$12,947

Basic Per Share Data:
Income from continuing operations	$0.28	$0.32	$0.22	$0.31

Income (loss) from discontinued operations	$—	$(0.20)	$(0.01)	$—

Net income	$0.28	$0.12	$0.21	$0.31

Diluted Per Share Data:
Income from continuing operations	$0.28	$0.31	$0.21	$0.30

Income (loss) from discontinued operations	$—	$(0.19)	$(0.01)	$—

Net income	$0.28	$0.12	$0.20	$0.30

2002
Net sales	$54,778	$58,432	$78,489	$92,549

Gross profit	$24,381	$26,939	$40,540	$47,330

Income from continuing operations	$2,329	$3,521	$5,414	$5,227
Income (loss) from discontinued InPhoto	(12)	14	(37)	(156)
Income from discontinued SPSG	—	70	—	11

Net income	$2,317	$3,605	$5,377	$5,082

Basic Per Share Data:
Income from continuing operations	$0.10	$0.15	$0.17	$0.13

Income (loss) from discontinued operations	$—	$—	$—	$—

Net income	$0.10	$0.15	$0.17	$0.13

Diluted Per Share Data:
Income from continuing operations	$0.10	$0.14	$0.17	$0.13

Income (loss) from discontinued operations	$—	$—	$—	$—

Net income	$0.10	$0.14	$0.17	$0.13

     As discussed in Note 5, Kroll completed its evaluation of the fair value assigned to Zolfo Cooper’s identifiable net assets recorded at acquisition during the third quarter of 2003. Such evaluation resulted in an increase to other intangible assets of $13.4 million, a decrease to goodwill of $13.4 million and an adjustment of $1.2 million to amortization expense, which was reflected during the third quarter of 2003.

     As discussed in Note 8, Kroll recorded restructuring charges of $5.4 million and $0.4 million during the third and fourth quarters of 2003, respectively.

25. Database Restatement

     Kroll has had a long established practice of capitalizing the cost of certain databases. This practice was reported and maintained annually, fully disclosed in the periods presented and consistently applied for the last fifteen years. In connection with the preparation of Kroll’s consolidated financial statements for the year ended December 31, 2003, management determined, after consultation with its auditors, that in accordance with generally accepted accounting principles, costs incurred in connection with the creation of certain databases should be expensed in the year such costs are incurred and should not be capitalized. As a result, Kroll has restated its consolidated balance sheet as of December 31, 2002 and the related consolidated statements of cash flows and stockholders’ equity for each of the two years in the period ended December 31, 2002 to reflect adjustments to its database, deferred income tax and stockholders’ equity accounts. These restatement adjustments were not applied to the consolidated statements of operations for 2002 and 2001 due to the immaterial amounts involved. As a result, there has been no change to previously reported net income and net loss in 2002 and 2001, respectively. Accumulated deficit and stockholders’ equity have been adjusted by $6.9 million as of January 1, 2001.

     A summary of the significant effects of the restatement is as follows (in thousands):

	December 31, 2002
	As Previously
	Reported	As Restated
Account:
Databases	$10,715	$510
Total assets	$539,622	$529,418
Deferred income taxes	$5,358	$2,051
Accumulated deficit	$(51,590)	$(58,487)
Total stockholders’ equity	$456,907	$450,010

     Databases, as restated, are included in “Other assets” in the Consolidated Balance Sheet as of December 31, 2002.

26. Subsequent Events

     1.75% Convertible Subordinated Notes

     On January 2, 2004, Kroll issued $175.0 million aggregate principal amount of Convertible Subordinated Notes due January 2014. The notes bear interest at a rate of 1.75% per annum. Kroll will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2004. The interest rate is subject to upward adjustment during certain periods and under certain circumstances.

     The notes may be converted into shares of Kroll common stock initially at a conversion rate of 28.5205 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $35.06 per share (subject to adjustment in certain events), under the following circumstances: (1) during specified periods, if the closing sale price of Kroll’s common stock reaches, or the trading price of the notes falls below, specified levels, (2) Kroll calls the notes for redemption, (3) during any period in which the credit ratings assigned to the notes by Moody’s and S&P are below specified levels or are suspended or withdrawn by both rating agencies, or (4) specified corporate transactions occur.

     The notes are subordinated, unsecured obligations and rank equal in right of payment with all of Kroll’s other unsecured and subordinated indebtedness. The notes are subordinated in right of payment to all of Kroll’s existing and future senior indebtedness. The notes are not guaranteed by any of Kroll’s subsidiaries and, accordingly, the notes are structurally subordinated to any existing and future indebtedness and other liabilities of Kroll’s subsidiaries. The indenture governing the notes does not limit Kroll’s right or the right of Kroll’s subsidiaries to incur indebtedness in the future.

     The notes will mature on January 15, 2014. On or after January 15, 2009, Kroll may redeem all or a portion of these convertible notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. On January 15, 2009 and 2011, or upon a change in control (as defined in the indenture governing the notes), the note holders may require Kroll to repurchase all or a portion of the notes at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. Kroll will pay cash for any notes so repurchased on January 15, 2009 but, at Kroll’s option, may pay cash, shares of Kroll common stock (valued at 95% of its market price) or a combination of cash and shares of Kroll common stock for repurchases made on January 15, 2011 or upon a change of control.

     Kroll will be required to mark to market an embedded interest rate derivative instrument contained within the convertible notes. Any increase or decrease in the derivative instrument will be recorded as an adjustment to interest expense in Kroll’s Consolidated Statement of Operations.

     Kroll has filed a shelf registration statement covering resales of the notes and the shares of common stock into which the notes are convertible. If the registration statement is not declared effective by June 29, 2004, liquidated damages will accrue as additional interest on the notes until the registration statement is declared effective. The liquidated damages will accrue at rates of 0.25% of the principal amount per annum up to and including the 90th day after the failure to have the registration statement declared effective and 0.5% of the principal amount per annum from and after the 91st day after the failure to have the registration statement declared effective. Liquidated damages on the notes may also accrue if the registration statement ceases to be effective or Kroll prevents or restricts sales under an effective registration statement for certain periods of time.

     Treasury Stock

     During 2004, Kroll repurchased 2,527,477 shares of its common stock. Of this amount, approximately 2.0 million shares were repurchased on January 2, 2004, concurrently with the completion of the offering of the 1.75% Convertible Subordinated Notes. As of February 9, 2004, Kroll had repurchased an aggregate of approximately 2.78 million shares of its common stock for an aggregate purchase price of approximately $70.8 million pursuant to its repurchase plan (see Note 18).

     Acquisitions

     On February 5, 2004, Kroll acquired AIR Credit, a mortgage credit reporting company, for a purchase price of $1.3 million in cash. In addition, Kroll issued a note for $0.9 million, which accrues interest at 6% per year and is payable over three years. The results of operations of AIR Credit will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On March 2, 2004, Kroll acquired The Credit Network Trust, a mortgage credit reporting company, for a purchase price of $19.0 million in cash. In addition, $1.5 million is to be paid in annual installments of $500,000 over the next three years to the extent aggregate gross revenue is in excess of a predetermined amount. The results of operations of The Credit Network Trust will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On April 7, 2004, Kroll acquired Quality Credit Corporation, a mortgage credit reporting company, for a purchase price of $1.2 million in cash. In addition, Kroll issued a note for $1.0 million, which accrues interest at 6% per year and is payable over three years. The results of operations of Quality Credit Corporation will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On May 14, 2004, Kroll acquired Quorum Litigation Services LLC (“Quorum”), which provides paper document scanning and coding services, for a purchase price of $39.0 million in cash. The results of operations of Quorum will be included within the Technology Services Group subsequent to the date of acquisition.

     Proposed Agreement and Plan of Merger between Kroll and Marsh & McLennan Companies, Inc.

     On May 18, 2004, Kroll Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marsh & McLennan Companies, Inc. (“MMC”) and King Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of MMC, pursuant to which Merger Sub will be merged with and into Kroll and Kroll will become a wholly-owned subsidiary of MMC. In the merger, each outstanding share of Kroll common stock will be converted into the right to receive $37 in cash. All outstanding stock options, whether vested or unvested, will be converted into the right to receive, for each option, a cash payment equal to $37 less the exercise price of the option, subject to certain exceptions as described in the Merger Agreement. Completion of the merger is subject to receipt of the approval of Kroll’s stockholders and certain regulatory authorities and other customary closing conditions set forth in the Merger Agreement.